AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2003
                           REGISTRATION NO. 333-102037

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              ____________________
                           FIRST SECURITY GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

             TENNESSEE                          6711                        58-2461486
(State or other Jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer Identification No.)
Incorporation or Organization)    Classification Code Number)

                                         817 BROAD STREET
                                      CHATTANOOGA, TN  37402
                                          (423) 266-2000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                RODGER B. HOLLEY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           FIRST SECURITY GROUP, INC.
                                817 BROAD STREET
                          CHATTANOOGA, TENNESSEE 37402
                                 (423) 266-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:
         KATHRYN L. KNUDSON, ESQ.                    ROBERT C. SCHWARTZ, ESQ.
 POWELL, GOLDSTEIN, FRAZER & MURPHY LLP           SMITH, GAMBRELL & RUSSELL, LLP
               SUITE 1600                            PROMENADE II, SUITE 3100
       191 PEACHTREE STREET, N.E.                     1230 PEACHTREE ST., NE
        ATLANTA, GEORGIA  30303                      ATLANTA, GEORGIA  30309
            (404) 572-6600                                (404) 815-3500
                              ____________________

     APPROXIMATE  DATE  OF  COMMENCEMENT  OF  PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

                                    CALCULATION OF REGISTRATION FEE
=======================================================================================================
     TITLE OF EACH CLASS                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
        OF SECURITIES          AMOUNT TO BE    OFFERING PRICE         AGGREGATE           AMOUNT OF
      TO BE REGISTERED        REGISTERED (1)      PER UNIT       OFFERING PRICE (2)   REGISTRATION FEE
----------------------------  --------------  -----------------  -------------------  -----------------

Common Stock, $.01 par value       1,148,724  $             N/A  $         7,070,194  $          650.46
=======================================================================================================

(1) This Registration Statement covers the maximum number of shares of the common stock of the
    Registrant which is expected to be issued in connection with the Merger.

(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of  the  per  share  book value of the common stock of Premier National Bank of Dalton of $2.6158 per share, and the 2,702,880 shares of Premier common stock outstanding, as of November 30, 2002.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         PREMIER NATIONAL BANK OF DALTON
                              2918 E. WALNUT AVENUE
                             DALTON, GEORGIA  30721


To the Shareholders of                                          February 7, 2003
Premier National Bank of Dalton

     I am pleased to invite you to attend a special meeting of the shareholders of Premier National Bank of Dalton to be held at Premier's main office at 2918
E. Walnut Avenue, Dalton, Georgia, on March 6, 2003, at 10:00 am, local time.

     At the meeting, you will be asked to consider and vote on the Agreement and Plan of Merger among First Security Group, Inc., Dalton Whitfield Bank and Premier. The Merger Agreement provides that Premier will merge with and into Dalton Whitfield, with Dalton Whitfield being the surviving bank. In the merger you will receive, in exchange for each share of Premier common stock you own,
0.425 shares of First Security common stock.

     Your Board of Directors believes that the merger will have many benefits and that the merger is in the best interests of Premier and its shareholders. Your Board of Directors approved the Merger Agreement and recommends that you vote to approve the Merger Agreement. Consummation of the merger is subject to various conditions, including approval of the Merger Agreement by the holders of two-thirds of the outstanding shares of Premier common stock entitled to vote on the merger, and approval of the merger by various regulatory agencies.

     The accompanying Proxy Statement/Prospectus provides detailed information about the proposed merger. You should read this entire document carefully. You can also get information about the parties to the merger from the Securities and Exchange Commission and the Office of the Comptroller of the Currency.

     Whether or not you plan to attend the meeting in person, you are urged to complete, sign, and promptly return the enclosed proxy card. If you attend the meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed merger with Dalton Whitfield is a significant step for us, and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I STRONGLY URGE YOU TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.


                                           Sincerely,



                                           /s/  Charles M. Davis
                                           Charles M. Davis
                                           President and Chief Executive Officer



--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.
--------------------------------------------------------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR MATERIAL RISKS YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.


            This Proxy Statement/Prospectus is dated February 7, 2003
    and is first being mailed to shareholders on or about February 7, 2003

                         PREMIER NATIONAL BANK OF DALTON
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD March 6, 2003


     Premier National Bank of Dalton will hold a Special Meeting of Shareholders at its main office at 2918 E. Walnut Avenue, Dalton, Georgia, on March 6, 2003, at 10:00 am, local time, to vote on:

     (1) The Agreement and Plan of Merger, dated as of November 19, 2002, among First Security Group, Inc., Dalton Whitfield Bank and Premier National Bank of Dalton. The Merger Agreement provides that Premier will merge with and into Dalton Whitfield, with Premier shareholders receiving 0.425 shares of First Security common stock in the merger in exchange for each share of Premier common stock they own. The Merger Agreement is more fully described in the accompanying Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Appendix A.
                                                           ----------

     (2) Any other business as may come properly before the Special Meeting, or any adjournments or postponements.

     Only shareholders who hold Premier stock at the close of business on February 5, 2003, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Merger Agreement and the transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of two thirds of the outstanding shares of Premier common stock.

     The Premier Board of Directors recommends that shareholders vote FOR approval of the Merger Agreement.


                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           /s/  Charles M. Davis
                                           Charles M. Davis
                                           President and Chief Executive Officer

     Dalton, Georgia
     February 7, 2003



     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.
                              ____________________

     EACH SHAREHOLDER HAS THE RIGHT TO DISSENT FROM THE MERGER AGREEMENT AND DEMAND PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES IN CASH IF THE MERGER IS CONSUMMATED. THE RIGHT OF ANY SHAREHOLDER TO RECEIVE SUCH PAYMENT IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS OF SECTION 214A(B) OF THE NATIONAL BANK ACT. THE FULL TEXT OF SECTION 214A(B) OF THE NATIONAL BANK ACT THAT DESCRIBES YOUR RIGHT TO DISSENT IS INCLUDED AS APPENDIX B TO THE ACCOMPANYING
                                               ----------
PROXY STATEMENT/ PROSPECTUS. SEE "DESCRIPTION OF MERGER-DISSENTERS' RIGHTS" IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS ON PAGE 27.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THE PROXY STATEMENT/ PROSPECTUS OR IN DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND THE OFFICE OF THE COMPTROLLER OF THE CURRENCY. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

     INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS ABOUT FIRST SECURITY GROUP, INC. AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY FIRST SECURITY GROUP, INC., AND INFORMATION ABOUT PREMIER NATIONAL BANK OF DALTON AND ITS SUBSIDIARY HAS BEEN SUPPLIED BY PREMIER NATIONAL BANK OF DALTON.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Each company makes forward-looking statements in this document, and in our public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of First Security after the merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and First Security after the merger. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks, as well as the risks listed in "Risk Factors" on page 13, when you vote on the merger. These possible events or factors include the following:

     (1) our revenues after the merger could be lower than we expect, we could lose more deposits, customers or business than we expect, or our operating costs after the merger could be greater than we expect;

     (2) competition among depository and other financial institutions is likely to increase, and could increase more than we expect;

     (3) we may have more trouble obtaining regulatory approvals for the merger than we expect;

     (4) we may have more trouble integrating our businesses or retaining key personnel than we expect;

     (5) our cost savings from the merger could be less than we expect, or we could be unable to obtain those cost savings as soon as we expect;

     (6)  changes in the interest rate environment could reduce our margins;

     (7)  general economic or business conditions could be worse than we expect;

     (8)  legislative or regulatory changes may adversely affect our business;

     (9) technological changes and systems integration may be harder to make or more expensive than we expect; and

     (10) adverse changes could occur in the securities markets.

                                  TABLE OF CONTENTS

                                                                                Page
                                                                                ----

QUESTIONS AND ANSWERS ABOUT THE MERGER . . . . . . . . . . . . . . . . . . . .     1
PROXY STATEMENT/PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .     3
SUMMARY FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
SELECTED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA . . . . . . . . . . .    12
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
SPECIAL MEETING OF PREMIER SHAREHOLDERS. . . . . . . . . . . . . . . . . . . .    15
        Date, Place, Time, and Purpose . . . . . . . . . . . . . . . . . . . .    15
        Record Date, Voting Rights, Required Vote, and Revocability of Proxies    15
DESCRIPTION OF THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .    16
        Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
        Background of the Merger . . . . . . . . . . . . . . . . . . . . . . .    16
        Premier's Reasons for the Merger and Recommendation of Directors . . .    18
        Opinion of Premier's Financial Advisor . . . . . . . . . . . . . . . .    19
        Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . .    24
        Distribution of First Security Stock Certificates. . . . . . . . . . .    24
        Conditions to Consummation of the Merger . . . . . . . . . . . . . . .    25
        Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . .    26
        Waiver, Amendment, and Termination . . . . . . . . . . . . . . . . . .    26
        Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . .    27
        Conduct of Business Pending the Merger . . . . . . . . . . . . . . . .    29
        Management and Operations After the Merger . . . . . . . . . . . . . .    30
        Interests of Specified Persons in the Merger . . . . . . . . . . . . .    30
        Material Federal Income Tax Consequences . . . . . . . . . . . . . . .    31
        Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . .    33
        Expenses and Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .    33
        Resales of First Security Common Stock . . . . . . . . . . . . . . . .    33
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . .    35
        Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . .    35
        Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . .    36
        Vote Required for Shareholder Approval . . . . . . . . . . . . . . . .    36
        Special Meetings of Shareholders . . . . . . . . . . . . . . . . . . .    37
        Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
        Exculpation and Indemnification. . . . . . . . . . . . . . . . . . . .    38
        Mergers, Share Exchanges and Sales of Assets . . . . . . . . . . . . .    39
        Anti-takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . .    39
        Amendments to Articles of Incorporation and Bylaws . . . . . . . . . .    40
COMPARATIVE MARKET PRICES AND DIVIDENDS. . . . . . . . . . . . . . . . . . . .    41
        Market Prices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
        Shareholders of Record . . . . . . . . . . . . . . . . . . . . . . . .    41
        Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION . . . . . . . . . . . .    43
DESCRIPTION OF FIRST SECURITY. . . . . . . . . . . . . . . . . . . . . . . . .    47
        Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
        Management and Additional Information. . . . . . . . . . . . . . . . .    47



DESCRIPTION OF PREMIER . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
        Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
        Management and Additional Information. . . . . . . . . . . . . . . . .    47
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . . . .    48
ABOUT FIRST SECURITY AND PREMIER . . . . . . . . . . . . . . . . . . . . . . .    48

APPENDIX A   AGREEMENT AND PLAN OF MERGER. . . . . . . . . . . . . . . . . . .   A-1
APPENDIX B   EXCERPT FROM THE NATIONAL BANK ACT
             RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . .   B-1
APPENDIX C   FAIRNESS OPINION OF PROFESSIONAL BANK SERVICES, INC . . . . . . .   C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:     WHAT WILL HAPPEN IN THE MERGER?

A: The businesses and operations of Dalton Whitfield and Premier will be combined into Dalton Whitfield as a single, larger banking corporation. The existing banking offices of Premier will become branches of Dalton Whitfield.

Q:     AS A PREMIER SHAREHOLDER, HOW WILL I BE AFFECTED BY THE MERGER?

A: If the merger is completed, you will receive 0.425 shares of First Security common stock in exchange for each share of Premier common stock that you own. You will receive $10.00 per share for any fractional shares.

Q:     WHAT WILL FIRST SECURITY ISSUE IN THE MERGER?

A: First Security will issue a total of approximately 1,148,724 shares of its common stock in exchange for all of the outstanding shares of Premier common stock.

Q:     WHAT DO I NEED TO DO NOW?

A: Indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at Premier's shareholders' meeting even if you cannot attend.

Q:     WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: You may send in a later-dated proxy card or attend Premier's shareholders' meeting and vote your shares in person. If you have already mailed your proxy card and want to vote in person, before the meeting please notify the Secretary of Premier.

Q:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, First Security's transfer agent will send you a form containing written instructions for exchanging your Premier common stock certificates for First Security common stock certificates and/or cash.

Q:     WHAT ARE THE TAX CONSEQUENCES TO ME?

A: We expect that the exchange of common stock by Premier shareholders for shares of First Security common stock generally will be tax-free to the Premier shareholders for U.S. federal income tax purposes. However, any cash that is received by a Premier shareholder in lieu of fractional shares will likely be taxable. If you are a dissenting shareholder of Premier and receive a cash payment for your Premier shares, you will have to pay taxes on all or a portion of the cash you receive.

       Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

Q:     WHAT HAPPENS WHEN THE MARKET PRICE OF FIRST SECURITY COMMON STOCK
       FLUCTUATES?

A: The market price of First Security common stock will fluctuate before and after the merger is completed. The number of shares that a Premier shareholder will receive, however, is not based on the market price of First Security common stock, so increases or decreases in the price of First Security common stock will have no effect on the number of First Security shares that a Premier shareholder is entitled to.

Q:     WHEN WILL THE MERGER BE COMPLETED?

A: If the shareholders approve the merger, we expect to complete the merger on or before March 31, 2003. There could be delays.

Q:     WHOM SHOULD I CALL WITH QUESTIONS?

A:     Premier shareholders should contact:

                 Premier National Bank of Dalton
                 Attn:   Charles M. Davis, President and Chief Executive Officer
                 2918 E. Walnut Avenue
                 Dalton, Georgia 30721
                 Telephone (706) 275-9950

     Please rely only on the information in this Proxy Statement/Prospectus. We have not authorized anyone to provide you with different information.

                       PROXY STATEMENT/PROSPECTUS SUMMARY

     This summary highlights selected information from this Proxy
Statement/Prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire Proxy Statement/Prospectus and its appendices carefully before you decide how to vote.

THE PARTIES

                         PREMIER NATIONAL BANK OF DALTON
                              2918 E. WALNUT AVENUE
                             DALTON, GEORGIA  30721
                                 (906) 275-9950

     Premier is a national bank headquartered in Dalton, Georgia. Premier has its main office in downtown Dalton and a full-service branch office. It offers a broad range of banking and banking-related services. As of September 30, 2002, Premier's total assets were approximately $84,909,900, deposits were approximately $73,780,000 and shareholders' equity was approximately $6,980,000.

                           FIRST SECURITY GROUP, INC.
                                817 BROAD STREET
                          CHATTANOOGA, TENNESSEE  37402
                                 (423) 266-2000

     First Security is a bank holding company headquartered in Chattanooga, Tennessee with banking operations in East Tennessee and North Georgia. First Security's community bank subsidiaries are Frontier Bank in Chattanooga, Tennessee, including its First Security Bank division that operates banking offices in McMinn, Monroe and Loudon Counties, Tennessee, First State Bank in Maynardville, Tennessee, and Dalton Whitfield Bank in Dalton, Georgia. First Security's banks have 15 full-service banking offices along the Interstate 75 corridor of east Tennessee and north Georgia. As of September 30, 2002, First Security's total assets were approximately $467,981,000, deposits were approximately $375,732,000, and shareholders' equity was approximately $67,544,000.

THE MERGER (Page 16)

     The Merger Agreement provides that Premier will merge with and into Dalton Whitfield, a wholly owned subsidiary of First Security, with Dalton Whitfield being the surviving bank.

     A copy of the Merger Agreement is included as Appendix A to this Proxy
                                                   ----------
Statement/ Prospectus. We encourage you to read the Merger Agreement in its entirety because it is the legal document that governs the merger.

WHAT PREMIER SHAREHOLDERS WILL RECEIVE (Page 16)

     In the merger, Premier shareholders will receive, in exchange for each share of Premier common stock they own, 0.425 shares of First Security common stock.

     Premier shareholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares in an amount equal to such fractional share multiplied by $10.00.

     Once the merger is complete, First Security's transfer agent will send you a form containing written instructions for exchanging your Premier common stock certificates for First Security common stock certificates. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU ARE INSTRUCTED TO DO SO AFTER THE MERGER.

OUR REASONS FOR THE MERGER (Page 18)

     The Premier Board of Directors approved the Merger Agreement. In deciding to approve the Merger Agreement, the Premier Board of Directors considered a number of factors, including:

     (1) The value of the consideration to be received by Premier shareholders relative to the book value and earnings per share of Premier common stock;

     (2) The current and prospective economic and competitive environment facing financial institutions;

     (3)  The Board's review of alternatives to the merger;

     (4) The business, operations, earnings, and financial condition, including the capital levels and asset quality, of Dalton Whitfield on both an historical and prospective basis;

     (5) The financial terms of recent business combinations in the financial services industry;

     (6) The opinion from Professional Bank Services that the consideration to be received by Premier shareholders as a result of the merger is fair from a financial point of view;

     (7) The geographic and business fit of First Security's and Premier's respective banking operations;

     (8)  The terms of the Merger Agreement;

     (9) The expectation that the merger would be tax-free for federal income tax purposes for Premier's shareholders (other than any cash paid in lieu of fractional shares); and

     (10) The strong likelihood that regulatory approval for the merger would be obtained.

     The First Security and Dalton Whitfield Boards of Directors have each approved the Merger Agreement. In deciding to approve the Merger Agreement, the First Security and Dalton Whitfield Boards of Directors considered a number of factors, including:

     (1) The business, operations, earnings, and financial condition, including the capital levels and asset quality, of Premier on a historical, prospective and pro forma basis and in comparison to other financial institutions in the area;

     (2) The demographic, economic and financial characteristics of the markets in which Premier operates, including existing competition, history of the market areas with respect to financial institutions and average demand for credit on a historical and prospective basis; and

     (3) The results of First Security's due diligence review of Premier and a variety of factors affecting and relating to the overall strategic focus of First Security, including First Security's desire to expand its core markets.

     The Boards of Directors of Premier, First Security and Dalton Whitfield believe that the merger will result in a company with expanded opportunities for profitable growth and that their combined resources and capital will provide greater ability to compete in the changing and competitive financial services industry.

OPINION OF PREMIER'S FINANCIAL ADVISOR (Page 19 and Appendix C)
                                                    ----------

     Premier asked its financial advisor, Professional Bank Services, for advice on the fairness, from a financial point of view, of the exchange ratio to Premier's shareholders. Professional Bank Services has delivered its written opinion to the Premier board that as of October 17, 2002, the date the Premier board approved the acquisition, the exchange ratio was fair, from a financial point of view, to the shareholders of Premier. The opinion is attached as Appendix C to this Proxy Statement/Prospectus. You should read this opinion
----------
completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Professional Bank Services. Professional Bank Services' opinion does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the proposed merger.

RECOMMENDATIONS TO SHAREHOLDERS (Page 16)

     The Premier Board believes that the proposed merger is in the best interests of Premier and its shareholders. The Premier Board recommends that its shareholders vote FOR approval of the Merger Agreement.

SHAREHOLDERS' MEETING  (Page 15)

     The special meeting of Premier shareholders will be held at Premier's main office at 2918 E. Walnut Avenue Dalton, Georgia, on March 6, 2003, at 10:00 am, local time. The Premier Board of Directors is soliciting proxies for use at the meeting. At the meeting, the Board of Directors will ask the Premier shareholders to vote on a proposal to approve the Merger Agreement.

RECORD DATE FOR SHAREHOLDERS' MEETING (Page 15)

     You may vote at the Premier special meeting if you owned Premier common stock as of the close of business on February 5, 2003. You will have one vote for each share of Premier common stock you owned on that date. You can revoke your proxy at any time prior to the vote at the meeting.

VOTE REQUIRED (Page 15)

     In order to approve the merger, shareholders holding at least two-thirds of the outstanding shares of Premier common stock must vote to approve the Merger Agreement. As of the record date, all directors and executive officers of Premier as a group (11 persons) could vote approximately 1,024,400 shares of Premier common stock, constituting approximately 37.9% of the total number of shares outstanding at that date. The Premier directors and executive officers have committed to vote their shares of Premier common stock in favor of the merger. As of the record date, First Security held no shares of Premier common stock.

REGULATORY APPROVALS (Page 26)

     We cannot complete the merger until we receive the approval of the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Dalton Whitfield and Premier have filed the necessary regulatory applications, and they are pending. It is possible, however, that the regulatory approvals will impose conditions or restrictions that Dalton Whitfield or Premier believes materially and adversely affect the economic or business benefits of the merger.

CONDITIONS TO THE MERGER (Page 25)

     The completion of the merger depends upon First Security and Premier satisfying a number of conditions, including:

     (1)  The Premier shareholders must approve the Merger Agreement;

     (2) First Security and Premier must receive a legal opinion confirming the tax-free nature of the merger; and

     (3) First Security and Premier must receive all required regulatory approvals and any waiting periods required by law must have passed.

TERMINATION OF THE MERGER AGREEMENT (Page 26)

     Either First Security or Premier can terminate the Merger Agreement without completing the merger if, among other things, any of the following occurs:

     (1)  the merger is not completed by June 30, 2003; or

     (2) the other party materially breaches or fails to comply with any of its representations, warranties or obligations under the Merger Agreement.

     If the merger is not consummated, First Security will continue to operate as a bank holding company under its present management and Premier will continue to operate as a national bank.

DISSENTERS' RIGHTS (Page 27 and Appendix B)
                                ----------

     The National Bank Act provides that a Premier shareholder may receive cash for his or her shares if that shareholder does not vote in favor of the merger and complies with specified notice requirements and other procedures. If you wish to dissent, you must follow specific procedures to exercise the right to dissent or the right to dissent may be lost. The procedures to exercise dissenters' rights are described in this Proxy Statement/Prospectus.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (Page 30)

     Specified members of Premier's management and Board of Directors have interests in the merger that are different from yours. The First Security, Dalton Whitfield and Premier Boards of Directors were aware of these interests and considered them when approving the Merger Agreement. Premier's Chairman of the Board, Harold Anders, will be elected to First Security's Board of Directors.

     The Merger Agreement also states that First Security will indemnify the Premier directors and officers for their acts or omissions prior to the merger for a period of four years after the merger, and will keep in force a director's and officer's liability policy for a period of three years after the merger. First Security has also agreed to provide the officers and employees of Premier with various employee benefits that First Security already provides to its officers and employees.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (Page 31)

     We expect that First Security, Dalton Whitfield, Premier and the Premier shareholders will not recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with any cash that Premier shareholders receive. The companies have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. The opinion will not bind the Internal Revenue Service, which could take a different view. This tax treatment will not apply to any Premier shareholder who exercises dissenters' rights. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you individually.

ACCOUNTING TREATMENT OF THE MERGER (Page 33)

     First Security and Premier intend for the merger to be accounted for as a "purchase" which means that, for accounting and financial reporting purposes, the assets and liabilities of Premier as of the effective time of the merger will be recorded at their respective fair values and added to those of Dalton Whitfield. First Security's financial statements issued after the merger would reflect such values and would not be restated retroactively to reflect Premier's historical financial position or results of operations.

COMPARATIVE MARKET PRICES OF COMMON STOCK (Page 8)

     On February 5, 2003, there were 356 shareholders of record of Premier common stock and 1,220 shareholders of record of First Security common stock. First Security originally planned to acquire Premier pursuant to a share exchange agreement dated October 17, 2002. Subsequently, on November 19, 2002, First Security, Dalton Whitfield and Premier decided to merge Premier into Dalton Whitfield pursuant to the Merger Agreement. As a result, First Security and Premier terminated their share exchange agreement.

The following table lists:

     - the last known sales prices of the First Security and Premier common stock on October 17, 2002, the last day prior to public announcement of First Security's proposed acquisition of Premier;

     - the last known sales prices of the First Security and Premier common stock on February 6, 2003, the latest practicable date prior to the printing of this Proxy Statement/Prospectus; and

     - the equivalent pro forma price per share of Premier common stock on each indicated date, which represents the First Security stock price listed for that date multiplied by the merger stock exchange ratio of 0.425.

DATE                 FIRST SECURITY                    PREMIER
----                 --------------      ---------------------------------------
                     Price/Share         Price/Share       Equivalent
                     -----------         -----------       Pro Forma Price/Share
                                                           ---------------------
October 17, 2002:    $     10.00         $      3.75       $    4.25
February 6, 2003:    $     10.00         $      3.75       $    4.25

DIVIDENDS AFTER THE MERGER (Page 33)

     First Security has never paid cash dividends and does not anticipate paying cash dividends after the merger for the foreseeable future. Instead, First Security intends to retain future earnings, if any, to support the development and growth of its business.

RISK FACTORS (Page 13)

     In determining whether to approve the Merger Agreement, you should consider the various risks associated with an investment in First Security common stock. These risks include:

     (1) we may have more trouble integrating our businesses or retaining key personnel and business than we expect;

     (2) there is a limited trading market for shares of First Security common stock;

     (3)  there are restrictions on First Security's ability to pay dividends;

     (4)  First Security will be subject to substantial government regulation;

     (5) competition among depository and other financial institutions is strong;

     (6) our cost savings from the merger could be less than we expect, or we could be unable to obtain those cost savings as soon as we expect;

     (7)  changes in the interest rate environment could reduce our margins;

     (8) general economic or business conditions could be worse than we expect; and

     (9) the market value of the First Security common stock may decline before or after the merger.

COMPARATIVE PER SHARE DATA

     The following table shows data relating to income, cash dividends, and book value on (1) an historical basis for First Security and Premier; (2) an unaudited pro forma combined basis per share of First Security and Premier common stock, giving effect to the merger; and (3) an equivalent pro forma basis per share of Premier common stock, giving effect to the merger. The Premier and First Security pro forma combined information and the Premier pro forma equivalent information give effect to the merger on a purchase accounting basis and reflect the exchange ratio of 0.425 shares of First Security common stock for each share of Premier common stock. This data should be read in conjunction with the unaudited pro forma condensed financial statements and the separate historical financial statements of First Security and Premier and notes thereto incorporated by reference into and accompanying this Proxy Statement/Prospectus. You should not rely on the pro forma information as being indicative of the historical results that we would have achieved or the future results we will achieve after the merger.

                                                         AS OF AND FOR THE
                                                         NINE MONTHS ENDED         AS OF AND FOR THE
                                                        SEPTEMBER 30, 2002   YEAR ENDED DECEMBER 31, 2001

NET INCOME PER BASIC COMMON SHARE
First Security historical                               $              0.36  $                      0.00
Premier historical                                      $              0.11                       ($0.07)
First Security and Premier pro forma combined(1)        $              0.35                       ($0.03)
Premier pro forma equivalent(2)                         $              0.15                       ($0.01)

NET INCOME PER DILUTED COMMON SHARE
First Security historical                               $              0.36  $                      0.00
Premier historical                                      $              0.11                       ($0.07)
First Security and Premier pro forma combined(1)        $              0.34                       ($0.03)
Premier pro forma equivalent(2)                         $              0.15                       ($0.01)

DIVIDENDS DECLARED PER COMMON SHARE OUTSTANDING AT
PERIOD END
First Security historical                               $              0.00  $                      0.00
Premier historical                                      $              0.00  $                      0.00
First Security and Premier pro forma combined(1)        $              0.00  $                      0.00
Premier pro forma equivalent(2)                         $              0.00  $                      0.00


BOOK VALUE PER COMMON SHARE OUTSTANDING AT PERIOD END
First Security historical(3)                            $              8.91  $                      7.85
Premier historical(3)                                   $              2.58  $                      2.42
First Security and Premier pro forma combined(1,4)      $              9.06  $                      8.17
Premier pro forma equivalent(2)                         $              3.85  $                      3.47


                                        8

(1)     Represents the pro forma combined information of First Security and Premier as if the merger were consummated at the beginning of the period, and were accounted for as a purchase.

(2)     Represents the pro forma combined per common share amounts multiplied by the exchange ratio of
        0.425 shares of First Security common stock for each share of Premier common stock.

(3)     Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period.

(4)     Represents historical common shares outstanding of First Security plus 1,148,724 common shares of
        First Security to be issued to Premier shareholders at the merger.

                             SUMMARY FINANCIAL DATA

     The following tables present selected historical financial information for First Security, Colonial Bank and Premier and are derived from the consolidated financial statements (and related notes) of First Security (and from Colonial
Bank) and Premier incorporated by reference into and accompanying this Proxy Statement/Prospectus. Dalton Whitfield Bank purchased certain assets and assumed certain liabilities when it acquired Colonial Bank's three Dalton, Georgia branches in September 1999. The financial statements for the years ended 1997 and 1998, and the eight months ended August 31, 1999 of the three purchased Colonial Bank branches in Dalton, Georgia and for the four months ended December 31, 1999 and the years ended 2000 and 2001 of First Security have been audited by Joseph Decosimo and Company, LLP. The financial statements for the years ended 1999, 2000 and 2001 of Premier have been audited by Porter Keadle Moore, LLP. The financial statements for the nine months ended September 30, 2002 and 2001 of First Security and Premier are unaudited. This information is only a summary and should be read in conjunction with each company's historical financial statements (and related notes), and other financial information incorporated by reference into and accompanying this Proxy Statement/Prospectus.

                                         SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                               FIRST SECURITY GROUP, INC.                   COLONIAL BANK BRANCHES
                                      ------------------------------------------  ------------------------------------------
                                                                                   AS OF AND FOR THE
                                                           -----------------------------------------------------------------
                                       AS OF AND FOR THE                             FOUR      EIGHT
                                          NINE MONTHS        YEAR        YEAR        MONTHS    MONTHS    YEAR       YEAR
                                             ENDED           ENDED       ENDED       ENDED     ENDED     ENDED      ENDED
                                      -------------------  ---------  ----------  ----------  --------  ---------  ---------
                                                              (In thousands, except per share data)

                                      9/30/02    9/30/01   12/31/01    12/31/00    12/31/99   8/31/99   12/31/98   12/31/97
                                      --------  ---------  ---------  ----------  ----------  --------  ---------  ---------
Interest income                       $ 18,564  $ 14,998   $  20,793  $  11,824   $   2,348   $  4,365  $   7,216  $   8,792
Interest expense                         6,206     7,346       9,783      5,510         812      1,987      3,363      4,214
                                      --------  ---------  ---------  ----------  ----------  --------  ---------  ---------
Net interest income                     12,358     7,652      11,010      6,314       1,536      2,378      3,853      4,578
Provision for loan losses                  810     1,824       2,496        811           -        280        300        520
                                      --------  ---------  ---------  ----------  ----------  --------  ---------  ---------
Net interest income after provision     11,548     5,828       8,514      5,503       1,536      2,098      3,553      4,058
Noninterest income                       2,658     1,745       2,743      1,088         176        541        956        882
Noninterest expense                     10,566     7,672      11,004      7,504       2,542      1,905      3,401      3,454
                                      --------  ---------  ---------  ----------  ----------  --------  ---------  ---------
Pretax income (loss)                     3,640       (99)        253       (913)       (830)       734      1,108      1,486
Income tax expense (benefit)             1,412       (26)        235       (347)       (315)       279        421        534
                                      --------  ---------  ---------  ----------  ----------  --------  ---------  ---------
Net income (loss)                     $  2,228  $    (73)  $      18  $    (566)  $    (515)  $    455  $     687  $     952
                                      ========  =========  =========  ==========  ==========  ========  =========  =========

PER COMMON SHARE:
Basic earnings (loss)                 $   0.36  $  (0.02)  $    0.00  $   (0.14)  $   (0.13)       N/A        N/A        N/A
Diluted earnings (loss)               $   0.36  $  (0.02)  $    0.00  $   (0.14)  $   (0.13)       N/A        N/A        N/A
Cash dividends declared               $   0.00  $   0.00   $    0.00  $    0.00   $    0.00        N/A        N/A        N/A
Shareholders' equity (book value)     $   8.91  $   7.72   $    7.85  $    7.45   $    7.55        N/A        N/A        N/A

PERIOD END:
Loans                                 $332,548  $267,494   $ 291,043  $ 152,913   $  69,724   $ 61,502  $  70,805  $  67,264
Earnings assets                       $423,163  $297,920   $ 328,330  $ 177,461   $  92,843   $ 94,874  $  78,324  $  91,883
Total assets                          $467,981  $323,768   $ 361,866  $ 199,552   $ 110,511   $108,193  $  94,184  $ 105,988
Deposits                              $375,732  $270,419   $ 293,877  $ 162,514   $  74,885   $ 91,791  $  74,826  $  87,795
Shareholders' equity                  $ 67,544  $ 34,555   $  39,265  $  30,594   $  31,016   $ 14,046  $  13,591  $  12,904
Shares outstanding - basic               7,579     4,475       5,003      4,106       4,106        N/A        N/A        N/A
Shares outstanding - diluted             7,660     4,789       5,003      4,106       4,106        N/A        N/A        N/A

AVERAGE:
Loans                                 $301,490  $203,730   $ 221,624  $ 107,483   $  48,439   $ 67,064  $  66,917  $  66,276
Earnings assets                       $366,090  $235,056   $ 254,739  $ 132,377   $  80,186   $ 80,944  $  84,133  $ 103,567
Total assets                          $395,631  $259,140   $ 279,377  $ 150,308   $  96,028   $101,161  $ 100,058  $ 120,496
Deposits                              $266,430  $180,170   $ 233,007  $ 114,239   $  61,673   $ 78,132  $  79,814  $ 100,491
Shareholders' equity                  $ 51,666  $ 31,454   $  33,292  $  30,754   $  30,822   $ 13,819  $  13,248  $  12,455
Shares outstanding - basic               6,187     4,168       4,354      4,106       4,106        N/A        N/A        N/A
Shares outstanding - diluted             6,269     4,382       4,429      4,106       4,106        N/A        N/A        N/A

                                     SUMMARY CONSOLIDATED FINANCIAL INFORMATION

PREMIER ONLY
                                       AS OF AND FOR THE                           AS OF AND FOR THE
                                       NINE MONTHS ENDED                              YEAR ENDED
                                      ------------------                              ----------
                                                           (In thousands, except per share data)

                                      9/30/02   9/30/01         12/31/01   12/31/00    12/31/99    12/31/98    12/31/97
                                      --------  --------       ----------  ---------  ----------  ----------  ----------
Interest income                       $  4,132  $  4,265       $   5,696   $   4,811  $   3,759   $   2,942   $   1,674
Interest expense                         1,748     2,302           2,972       2,314      1,717       1,414         699
                                      --------  --------       ----------  ---------  ----------  ----------  ----------
Net interest income                      2,384     1,963           2,724       2,497      2,042       1,528         975
Provision for loan losses                  242       195             468         240        208         156         247
                                      --------  --------       ----------  ---------  ----------  ----------  ----------
Net interest income after provision      2,142     1,768           2,256       2,257      1,834       1,372         728
Noninterest income                         437       359             524         331        488         275         129
Noninterest expense                      2,120     1,974           3,086       1,947      1,804       1,700       1,528
                                      --------  --------       ----------  ---------  ----------  ----------  ----------
Pretax income (loss)                       459       153            (306)        641        518         (53)       (671)
Income tax (expense) benefit               156        58             104        (216)       220           -           -
                                      --------  --------       ----------  ---------  ----------  ----------  ----------
Net income (loss)                     $    303  $     95       $    (202)  $     425  $     738   $     (53)  $    (671)
                                      ========  ========       ==========  =========  ==========  ==========  ==========

PER COMMON SHARE:
Basic earnings (loss)                 $   0.11  $   0.04       $   (0.07)  $    0.16  $    0.27   $   (0.02)  $   (0.25)
Diluted earnings (loss)               $   0.11  $   0.04       $   (0.07)  $    0.16  $    0.27   $   (0.02)  $   (0.25)
Cash dividends declared               $   0.00  $   0.00       $    0.00   $    0.00  $    0.00   $    0.00   $    0.00
Shareholders' equity (book value)     $   2.58  $   2.56       $    2.42   $    2.50  $    2.30   $    2.09   $    2.10

PERIOD END:
Loans                                 $ 64,805  $ 63,898       $  66,184   $  48,502  $  38,593   $  29,855   $  21,107
Earnings assets                       $ 75,243  $ 72,696       $  76,536   $  58,880  $  49,423   $  39,256   $  27,608
Total assets                          $ 84,909  $ 81,139       $  84,736   $  64,377  $  52,472   $  41,255   $  30,139
Deposits                              $ 73,780  $ 73,017       $  74,160   $  56,274  $  45,474   $  34,944   $  23,096
Shareholders' equity                  $  6,980  $  6,927       $   6,554   $   6,751  $   6,218   $   5,655   $   5,689
Shares outstanding - basic               2,703     2,703           2,703       2,703      2,703       2,703       2,703
Shares outstanding - diluted             2,703     2,703           2,703       2,703      2,703       2,703       2,703

AVERAGE:
Loans                                 $ 65,261  $ 54,301       $  56,647   $  42,600  $  33,966   $  26,462   $  11,873
Earnings assets                       $ 75,607  $ 65,751       $  67,921   $  52,656  $  44,809   $  34,332   $  20,577
Total assets                          $ 82,664  $ 72,974       $  75,288   $  56,838  $  47,492   $  36,819   $  21,917
Deposits                              $ 71,712  $ 64,630       $  66,908   $  49,335  $  40,506   $  30,449   $  15,735
Shareholders' equity                  $  6,839  $  6,836       $   6,562   $   6,417  $   6,054   $   5,674   $   5,931
Shares outstanding - basic               2,703     2,703           2,703       2,703      2,703       2,703       2,703
Shares outstanding - diluted             2,703     2,703           2,703       2,703      2,703       2,703       2,703

            SELECTED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

     The following selected unaudited pro forma financial data are derived from the unaudited pro forma condensed financial statements that give effect to the merger as of the dates and for the periods indicated, assuming the merger is accounted for as a purchase. This information should be read in conjunction with the unaudited pro forma financial information incorporated by reference into and accompanying this Proxy Statement/Prospectus. You should not rely on the pro forma information as being indicative of the historical results that we would have achieved or the future results we will achieve after the merger. For purposes of the pro forma condensed balance sheet data, First Security's consolidated balance sheets at December 31, 2001 and September 30, 2002 have been combined with Premier's balance sheet at these dates. For purposes of the pro forma condensed statement of income data, First Security's consolidated results of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 have been combined with Premier's results of operations for these periods.

                        SELECTED PRO FORMA FINANCIAL DATA
                (Dollars in thousands, except per share amounts)


                                       AS OF AND FOR THE    AS OF AND FOR THE
                                       NINE MONTHS ENDED       YEAR ENDED
                                      SEPTEMBER 30, 2002    DECEMBER 31, 2001
                                      -------------------  -------------------

Interest income                       $            22,696  $           26,489
Interest expense                                    7,954              12,755
                                      -------------------  -------------------
Net interest income                                14,742              13,734
Provision for loan losses                           1,052               2,964
                                      -------------------  -------------------
Net interest income after provision                13,690              10,770
Noninterest income                                  3,095               3,267
Noninterest expense                                12,686              14,090
                                      -------------------  -------------------
Pretax income (loss)                                4,099                 (53)
Income tax expense                                  1,568                 131
                                      -------------------  -------------------
Net income (loss)                     $             2,531  $             (184)
                                      ===================  ===================
PER COMMON SHARE:
Basic earnings (loss)                 $              0.35  $            (0.03)
Diluted earnings (loss)               $              0.34  $            (0.03)
Cash dividends declared               $              0.00  $             0.00

PERIOD END:
Loans                                 $           397,353                   -
Earnings assets                       $           498,406                   -
Total assets                          $           557,347                   -
Deposits                              $           449,512                   -
Shareholders' equity                  $            79,031                   -
Shares outstanding - basic(1)                       8,728               6,152
Shares outstanding - diluted(1)                     8,809               6,152

AVERAGE:
Shares outstanding = basic(1)                       7,336               5,503
Shares outstanding = diluted(1)                     7,418               5,578


1 Represents historical common shares outstanding of First Security plus 1,148,724 common shares of First Security to be issued to Premier shareholders at the merger.

                                  RISK FACTORS

     By voting in favor of the merger, Premier shareholders are choosing to invest in First Security common stock. In addition to the other information contained in this Proxy Statement/Prospectus, you should carefully consider all of the following risk factors relating to the proposed merger, First Security after the merger, and First Security common stock in deciding whether to vote for the merger and the related issuance of First Security shares.

IF FIRST SECURITY, DALTON WHITFIELD AND PREMIER ARE NOT SUCCESSFULLY INTEGRATED, THE BUSINESS OF FIRST SECURITY AFTER THE MERGER MAY BE ADVERSELY AFFECTED

     Integrating First Security, Dalton Whitfield and Premier may be a complex, time-consuming and expensive process. Before the merger, First Security and Premier operated independently, each with its own business, corporate culture, locations, employees, systems and customers. After the merger, they must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls, and human resource practices, including benefits, training and professional development programs. There may be difficulties, costs and delays involved in integrating the two companies, including distracting management from the business; potential incompatibility of corporate cultures; and costs and delays in implementing common systems and procedures.

OUR COSTS SAVINGS FROM THE MERGER COULD BE LESS THAN WE EXPECT, OR WE COULD BE UNABLE TO OBTAIN THOSE COST SAVINGS AS SOON AS WE EXPECT

     Because First Security and Dalton Whitfield have been unable to completely discuss their cost savings assumptions or analyses with Premier's management and because they have had limited access to Premier's internal information about its operations, they have primarily relied on publicly available information concerning Premier, their general knowledge of the markets in which First Security, Dalton Whitfield and Premier compete and their past experience with respect to their own operations. As a result, no assurance can be given that the estimated cost savings will be achieved or will occur in the time period anticipated. Furthermore, there can be no assurance that cost savings that are realized will not be offset by increases in other expenses, other charges to earnings or losses of revenue, including losses due to problems in integrating the Premier operations into Dalton Whitfield's operations.

CHANGES IN THE INTEREST RATE ENVIRONMENT COULD REDUCE OUR MARGINS

     First Security's earnings and financial condition depend to a large degree upon net interest income, which is the difference between interest earned from loans and securities and interest paid on deposits and borrowings. Recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressures, and we cannot predict whether these rate spreads will narrow even further. This narrowing of interest rate spreads could adversely affect First Security's earnings and financial condition. In addition, we cannot predict whether interest rates will continue to remain at present levels. Any increase in prevailing interest rates could adversely affect First Security's mortgage banking business because higher interest rates could cause customers to request fewer refinancings and purchase money mortgage originations.

GENERAL ECONOMIC OR BUSINESS CONDITIONS COULD BE WORSE THAN WE EXPECT

     Any factors which adversely effect the economy of our market and surrounding areas could adversely affect our performance. Unfavorable economic conditions could affect the ability of borrowers to repay their loans. Although we expect favorable economic developments in our market area, there is no assurance that favorable economic development will occur or that our expectation of corresponding growth will be achieved.

THE MARKET VALUE OF THE FIRST SECURITY COMMON STOCK MAY DECREASE PRIOR TO THE CLOSING OF THE MERGER

     During the time between the date of the special shareholders' meeting and the effective time of the merger, Premier shareholders will be subject to the risk of a decline in the market value of First Security common stock. First Security will not adjust the exchange ratio based on changes in the market value of First Security common stock before the effective time of the merger. The market value of the First Security common stock to be received by shareholders of Premier who do not properly perfect their dissenters' rights or sell their shares may vary significantly between the date of this Proxy Statement/Prospectus and the effective time of the merger. Because consummation of the merger is subject to satisfaction of various conditions, including receipt of necessary regulatory approvals, the merger may not be consummated until a substantial period of time has passed following the Premier shareholders' meeting.

THERE IS A LIMITED MARKET FOR SHARES OF FIRST SECURITY COMMON STOCK

     First Security common stock is not listed on any stock exchange and there has historically been limited trading activity for First Security common stock. First Security does not anticipate that its acquisition of Premier will cause any significant change in the trading volume of First Security common stock. As a result, shareholders may be unable to readily sell their shares of First Security common stock.

FIRST SECURITY HAS NOT PAID CASH DIVIDENDS AND DOES NOT EXPECT TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE

     The holders of First Security common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. First Security has never paid cash dividends and does not anticipate paying cash dividends after the merger for the foreseeable future. Instead, First Security intends to retain future earnings, if any, to support the development and growth of its business.

FIRST SECURITY IS AND WILL BE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION

     As a bank holding company, First Security is primarily regulated by the Federal Reserve Bank of Atlanta. First Security's banking subsidiaries are primarily regulated by the FDIC, the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance. The federal and state bank regulators have the ability, should the situation require, to place significant regulatory and operational restrictions upon First Security and its subsidiaries. Any restrictions that the federal and state bank regulators impose could affect the profitability of First Security.

THE FINANCIAL INSTITUTION INDUSTRY IS VERY COMPETITIVE

     First Security competes directly with financial institutions that are well established. Many competitors have significantly greater resources and lending limits than First Security and its subsidiaries. As a result of those greater resources, the larger financial institutions may be able to provide a broader range of services to their customers than First Security can provide and may be able to afford newer and more sophisticated technology. The long-term success of First Security will depend on its ability to compete successfully with other financial institutions in its service area.

                     SPECIAL MEETING OF PREMIER SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE

     The Premier Board of Directors is sending you this Proxy Statement/Prospectus in connection with its solicitation of proxies for use at a special meeting of shareholders. At the meeting, the Board will ask you to vote on a proposal to approve the Merger Agreement. Premier will pay the costs associated with the solicitation of proxies for the meeting. The meeting will be held at Premier's main office at 2918 E. Walnut Avenue, Dalton, Georgia, on March 6, 2003 at 10:00 am, local time.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES

     Premier has set the close of business on February 5, 2003, as its record date for determining holders of outstanding shares of Premier common stock entitled to notice of and to vote at the meeting. Only owners of Premier common stock at the close of business on this record date are entitled to notice of and to vote at the meeting. As of the record date, there were 2,702,880 shares of Premier common stock issued and outstanding and entitled to vote at the meeting, which shares were held by 356 holders of record.

     Premier shareholders are entitled to one vote for each share of Premier common stock owned on the record date. The vote required for the approval of the Merger Agreement is two-thirds of the issued and outstanding shares of Premier common stock entitled to vote at the meeting. CONSEQUENTLY, WITH RESPECT TO THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED AS PART OF THE BASE NUMBER OF VOTES TO BE USED IN DETERMINING IF THE PROPOSAL HAS RECEIVED THE REQUISITE NUMBER OF BASE VOTES FOR APPROVAL. THUS, AN ABSTENTION OR A BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE PROPOSAL.

     The designated proxy holders will vote shares of Premier common stock, if the proxies are properly executed, received in time and not revoked, in accordance with the instructions on the proxies. IF THE PROXY DOES NOT CONTAIN INSTRUCTIONS OF HOW TO VOTE, THE PROXY HOLDERS WILL VOTE FOR APPROVAL OF THE MERGER AGREEMENT. FURTHER, IF YOU DO NOT INCLUDE INSTRUCTIONS WITH YOUR PROXY ABOUT HOW TO VOTE AT THE MEETING, YOU WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS. SEE "DESCRIPTION OF MERGER-DISSENTERS' RIGHTS." If necessary, the proxy holders may vote in favor of a proposal to adjourn the meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the proposal at the time of the meeting. No proxy that is voted against the approval of the Merger Agreement will be voted in favor of an adjournment of the meeting in order to permit further solicitation of proxies.

================================================================================
FAILURE EITHER TO VOTE BY PROXY OR IN PERSON AT THE MEETING WILL HAVE THE EFFECT
            OF A VOTE CAST AGAINST APPROVAL OF THE MERGER AGREEMENT.
================================================================================

     If you have given a proxy, you may revoke it at any time prior to its exercise at the meeting by (1) giving written notice of revocation to the President of Premier, (2) properly submitting to Premier a duly executed proxy bearing a later date, or (3) attending the meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Premier National Bank of Dalton, 2918 E. Walnut Avenue, Dalton, Georgia 30721, Attention: Charles M. Davis, President and Chief Executive Officer.

     As of the record date, all directors and executive officers of Premier as a group (11 persons) were entitled to vote 1,024,400 shares of Premier common stock, constituting approximately 37.9% of the total number of shares of Premier common stock outstanding at that date, and have committed to vote their shares of Premier common stock in favor of the Merger Agreement. As of the Premier record date, First Security held no shares of Premier common stock.

                            DESCRIPTION OF THE MERGER

     The following information describes various aspects of the merger. This description is not complete and is qualified in its entirety by reference to the Appendices to this Proxy Statement/ Prospectus, including the Merger Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is
                     ----------
incorporated in this Proxy Statement/Prospectus by reference. All shareholders are urged to read the Appendices in their entirety.

OVERVIEW

     PARTIES AND CONSIDERATION. Upon consummation of the merger, Premier will merge with and into Dalton Whitfield. Dalton Whitfield will survive the merger, and the separate existence of Premier will cease. At the effective time of the merger, each share of Premier common stock then issued and outstanding (excluding shares held by Premier, First Security, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by Premier shareholders who perfect their dissenters' rights) will be converted into the right to receive shares of First Security common stock. The holders of Premier common stock will receive 0.425 shares of First Security common stock for each share of Premier common stock.

     FRACTIONAL SHARES. First Security will not issue fractional shares. Instead, First Security will pay cash (without interest) in lieu of any fractional share to which any Premier shareholder would otherwise be entitled upon consummation of the merger. First Security will calculate the cash value of any fractional share as the amount equal to the fractional share of First Security common stock multiplied by $10.00.

     CONSUMMATION. Upon consummation of the merger, First Security will have issued and outstanding approximately 8,727,828 shares of common stock based on the number of shares of First Security common stock issued and outstanding on the record date and the 0.425 exchange ratio. Following the merger, and assuming no exercise of dissenters' rights, the current shareholders of Premier will beneficially own approximately 13.2% of the First Security common stock.

BACKGROUND OF THE MERGER

     Premier was organized in 1996 by businessmen and investors located in Whitfield County, Georgia, with the intent of bringing community-style banking back to Whitfield County. Since its opening in November 1996, Premier has focused on quality growth and establishing its identity in a local market that has become saturated with banks.

     Since the opening of Premier, three additional community banks have opened in Whitfield County. Banks and bank holding companies headquartered in surrounding counties and in Tennessee have also expanded into the local market. Presently, there are 17 banks competing for business in Whitfield County, which has a population of less than 100,000.

     With the entry of additional banks in its market area, Premier found that its competition, particularly regional banks, was pricing banking products in a manner that substantially reduced interest rate spreads. Premier's management felt compelled to price Premier's products in a similar fashion in order to be competitive, which had the effect of significantly reducing the Premier's interest margin and thus its earnings. In response to recommendations of its regulators, in 2001 Premier took the following actions to improve its interest margins: (1) increasing fees on loans, (2) establishing a minimum interest rate for floating rate commercial loans, and (3) reducing deposit account fees. These actions were necessary because Premier had positioned itself to be asset sensitive at a time when the economy began to weaken significantly. Premier's cost of funds was not decreasing at the same rate as its interest rates on floating rate loans.

     During May 2001, Harold Anders, Chairman of Premier's board, was contacted by Rodger Holley, Chairman and Chief Executive Officer of First Security, and Alan Wells, President and Chief Executive Officer of Dalton Whitfield, regarding the possible acquisition of Premier by First Security. On June 4, 2001, Mr. Anders received a letter from Mr. Holley outlining a proposal to merge Premier with and into Dalton Whitfield.

     A meeting of Premier's executive committee was held on June 6, 2001 to consider the proposal from First Security. The committee unanimously agreed that the proposal was not in the best interest of Premier at that time, and directed that a letter be mailed to Mr. Holley to that effect.

     The terrorist attacks on September 11, 2001 resulted in a further weakening of the local economy. The economy of Whitfield County, which is predominated by the carpet industry, was particularly affected during the second quarter of 2002, with several manufacturing companies reducing production and laying off a number of employees.

     During the ensuing months, Chairman Anders was regularly contacted by Messrs. Holley and Wells regarding First Security's continued interest in a business combination with Premier.

     At a meeting of the Premier board on January 15, 2002, the board established a special committee consisting of Harold Anders, James Anderson, Randy Beckler and Johnny Myers to enter into discussions with First Security regarding a possible strategic combination with First Security.

     On January 22, 2002, the special committee met with Messrs. Holley and Wells and representatives of the Carson Medlin Company, financial advisors to First Security. At the meeting, Mr. Holley discussed a history of First Security and Carson Medlin presented an analysis of the proposed transaction. The special committee informed Messrs. Holley and Wells that it would consider the possibility of an acquisition and report to the full board of Premier.

     At the Premier board of directors meeting held on May 15, 2002, the board discussed the capital restraints then facing Premier. The board agreed that Premier would not be able to continue to grow without an infusion of capital. The board discussed alternative means of raising capital, and also discussed the possibility of a strategic combination, either with First Security or another financial institution. The board directed the special committee to contact two other financial institutions that might have an interest in a business combination with Premier.

     On June 14, 2002, Premier's executive committee met with a representative of Stevens & Company, an investment banking firm, to discuss options for raising capital. The committee determined that market conditions made it unlikely that Premier would be able to raise the needed capital on terms acceptable to Premier's board. The committee reported its findings to the board and recommended that the board further investigate the possibility of a strategic business combination.

     On June 18, 2002, Premier's executive committee met with Jimmy Tallent, President and Chief Executive Officer of United Community Banks. During the presentation Mr. Tallent stated that United Community was prepared to enter into a letter of intent regarding the acquisition of Premier by United Community. United Community delivered a proposed letter of intent to Premier on June 26, 2002, which was considered by Premier's executive committee at its meeting held on the same day.

     The full Premier board met on June 28, 2002, and board unanimously approved the letter of intent with United Community. The letter of intent was executed by both parties following the Premier board meeting.

     The parties discovered during their respective due diligence investigations that the synergies to be realized from the combination would not be as substantial as originally contemplated, and on July 10, 2002, the parties mutually terminated the letter of intent and ended negotiations.

     At a meeting of the Premier's board on September 17, 2002, Mr. Anders informed the board that First Security had made a new proposal to acquire Premier and allow Premier to continue to operate as a separate entity for one year. The board unanimously approved pursuing a letter of intent with First Security under those conditions. The Board authorized Premier to retain the law firm of Smith, Gambrell & Russell, LLP to act as outside legal counsel and to retain Professional Bank Services, Inc. to act as its financial advisor in connection with the proposed transaction. The board also authorized management of Premier, with the assistance of Smith, Gambrell & Russell, to begin negotiation of a definitive acquisition agreement with First Security.

     Between September 17, 2002 and October 17, 2002, the parties negotiated the terms of a definitive share exchange agreement.

     Premier's board of directors met on October 17, 2002 to discuss the terms of the proposed share exchange agreement. Also present at the meeting were representatives of Smith, Gambrell & Russell and Professional Bank Services. Representatives of Smith, Gambrell & Russell reviewed and discussed with the board the terms of the proposed share exchange agreement, and representatives of Professional Bank Services delivered and described that firm's opinion that, as of the date of the meeting, the consideration to be received by Premier shareholders was fair, from a financial point of view, to the shareholders of
Premier.   After full consideration and discussion of the structure, terms and conditions of the proposed share exchange, the Premier board of directors approved the proposed transaction as in the best interests of the Premier shareholders and authorized Mr. Myers (who was then president and chief executive officer of Premier) to execute the agreement and take such further action as necessary to consummate the share exchange, subject to regulatory and shareholder approval.

     Immediately following the meeting of the Premier board, Messrs. Myers and Holley executed the share exchange agreement. The parties announced the signing of the agreement on October 18, 2002.

     After a November 4, 2002 examination of Premier conducted by the OCC as a result of the proposed acquisition, Premier management determined that it would not be cost effective for Premier to remain a separate entity following the First Security acquisition as proposed in the share exchange agreement.

     On November 5, 2002, the executive committee of Premier met and discussed the possibility of changing the structure of the acquisition from a share exchange to a merger of Premier with and into Dalton Whitfield. The committee directed Mr. Myers to propose to First Security that a merger structure be adopted.

     First Security and Dalton Whitfield were contacted and both accepted the proposal to merge Premier with Dalton Whitfield. A merger agreement was prepared containing substantially the same terms as the share exchange agreement, with the exception that the structure was changed from a share exchange to a merger of Premier with and into Dalton Whitfield. The proposed Merger Agreement was presented to the Premier board on November 19, 2002 and was approved by all members of the board present at the meeting.

     Immediately following the Premier board meeting, the Merger Agreement was executed on behalf of Premier, First Security and Dalton Whitfield, and the share exchange agreement was terminated.

PREMIER'S REASONS FOR THE MERGER AND RECOMMENDATION OF DIRECTORS

     In reaching its determination that the Merger Agreement is fair to, and in the best interests of, Premier and its shareholders, the Premier Board considered a number of factors. The Premier Board did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the Premier Board included the following:

     (1) The value of the consideration to be received by Premier shareholders relative to the book value and earnings per share of Premier common stock;

     (2) The current and prospective economic and competitive environment facing financial institutions;

     (3)  The Board's review of alternatives to the merger;

     (4) The business, operations, earnings, and financial condition, including the capital levels and asset quality, of Dalton Whitfield on both an historical and prospective basis;

     (5) The financial terms of recent business combinations in the financial services industry;

     (6) The opinion from Professional Bank Services that the consideration to be received by Premier shareholders as a result of the merger is fair from a financial point of view;

     (7) The geographic and business fit of First Security's and Premier's respective banking operations;

     (8)  The terms of the Merger Agreement;

     (9) The expectation that the merger would be tax-free for federal income tax purposes for Premier's shareholders (other than any cash paid in lieu of fractional shares); and

     (10) The strong likelihood that regulatory approval for the merger would be obtained.

     While each member of the Premier Board of Directors individually considered the foregoing and other factors, the Board of Directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them consider as appropriate, that the merger is in the best interests of the Premier shareholders.

     The terms of the merger, including the exchange ratio, were the result of arms-length negotiations between representatives of Premier and representatives of First Security. Based upon its consideration of the foregoing factors, the Premier Board of Directors approved the Merger Agreement and the merger as being in the best interests of Premier and its shareholders. THE PREMIER BOARD OF DIRECTORS RECOMMENDS THAT PREMIER SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER
                                                    ---
AGREEMENT.

OPINION OF PREMIER'S FINANCIAL ADVISOR

     Professional Bank Services, Inc. was engaged by Premier to advise Premier's Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by First Security to Premier's shareholders under the Merger Agreement.

     Professional Bank Services is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, Professional Bank Services is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither Professional Bank Services nor any of its affiliates has a material financial interest in Premier or First Security. Professional Bank Services was selected to advise Premier's Board of Directors based upon its familiarity with Georgia financial institutions and knowledge of the banking industry as a whole.

     Professional Bank Services performed certain analyses described herein and presented the range of values for Premier resulting from such analyses to the Board of Directors of Premier in connection with its advice as to the fairness of the consideration to be paid by First Security.

     A fairness opinion of Professional Bank Services was delivered to the Board of Directors of Premier on October 17, 2002, at a special meeting of the Board of Directors. A copy of the fairness opinion, which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety.

     In arriving at its fairness opinion, Professional Bank Services reviewed certain publicly available business and financial information relating to Premier and First Security. Professional Bank Services considered certain financial and data of Premier and First Security, compared that data with similar data for certain other publicly held bank holding companies and considered the financial terms of certain other comparable bank transactions that had recently been effected. Professional Bank Services also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, Professional Bank Services did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by Professional Bank Services were based on assumptions believed by Professional Bank Services to be reasonable and to reflect currently available information. Professional Bank Services did not make an independent evaluation or appraisal of the assets of Premier or First Security.

     As part of preparing this fairness opinion, Professional Bank Services performed a due diligence review of First Security on October 16 and 17, 2002. As part of the due diligence, Professional Bank Services reviewed the following items: First Security's 2001 annual report; August 16, 2002 Proxy Statement; December 31, 2001 Form 10-K filed by First Security with the SEC; March 31, 2002 and June 30, 2002 Form 10-Q filed by First Security with the SEC; September 30, 2002 internal consolidated financial statements prepared by First Security; the financial terms and definitive merger agreement relating to First Security's acquisition of First State Bank, Maynardville, Tennessee which closed on July 20, 2002; the results of First Security's March 19, 2002 non-underwritten private placement of up to $25.0 million newly issued shares of First Security common stock; and various other internal reports of First Security.

     Professional Bank Services reviewed and analyzed the historical performance of Premier including the December 31, 2000 and 2001 audited annual reports of Premier, December 31, 2000 and 2001, March 31, 2002 and June 30, 2002 Consolidated Reports of Condition and Income filed by Premier with the Federal Reserve; and the Uniform Bank Performance Report of Premier as of June 30, 2002. Professional Bank Services reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, Professional Bank Services took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

     In connection with rendering the fairness opinion and preparing its written and oral presentation to Premier's Board of Directors, Professional Bank Services performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by Professional Bank Services in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Professional Bank Services believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Professional Bank Services made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Premier's or First Security's control. The analyses performed by Professional Bank Services are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     ACQUISITION COMPARISON ANALYSIS. In performing this analysis, Professional Bank Services reviewed all bank acquisition transactions in the states of Alabama, Arkansas, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia (the "Regional Area") since June 30, 2001. There were 41 bank acquisition transactions in the Regional Area announced since June 30, 2001 for which detailed financial information was available. The purpose of the analysis was to obtain a valuation range based on these Regional Area bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Premier. In addition to reviewing recent Regional Area bank transactions, Professional Bank Services performed separate comparable analyses for acquisitions of banks which, like Premier, were located in Georgia, had total assets between $60 - $90 million, had an equity-to-asset ratio between 8.00% and 9.00%, and had a return on average equity ("ROAE") between 5.00% and 10.00%. Median values for the 41 Regional Area acquisitions expressed as multiples of both book value and earnings were 1.69X and 19.63X, respectively. The median multiples of book value and earnings for acquisitions of banks which, like Premier, were located in Georgia were 2.03X and 20.78X, respectively. For acquisitions of Regional Area banks with assets between $60.0 and $90.0 million the median multiples were 1.69X and 16.92X, respectively. For Regional Area acquisitions of banks with an equity-to-asset ratio between 8.00% and 9.00%, the median multiples of book value and earnings were 1.99X and 17.96X, respectively. For Regional Area acquisitions of banks with a ROAE between 5.00% and 10.00%, the median multiples of book value and earnings were 1.68X and 23.62X, respectively.

     In the proposed transaction, Premier shareholders will receive 0.425 First Security common shares per Premier common share, or an aggregate of 1,148,724 First Security common shares for all 2,702,880 Premier common shares outstanding, subject to adjustment as described in the Merger Agreement. On October 11, 2002 the proposed consideration to be received represented an aggregate value of $11,487,000, or $4.25 per Premier common share, based on First Security's March 19, 2002 non-underwritten private placement at $10.00 per share, as well as the most recent sales price of First Security of $10.00 per common share as disclosed by First Security. The $4.25 per Premier common share represents a multiple of Premier's September 30, 2002 stated common equity of 1.62X and a multiple of Premier's adjusted 2002 net income of 21.55X.

     The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Regional Area comparable transactions group. Compared to all Regional Area bank transactions since June 30, 2001, the acquisition value ranked in the 36th percentile as a multiple of book value and in the 59th percentile as a multiple of earnings. Compared to all Georgia bank transactions, the acquisition value ranked in the 29th percentile as a multiple of book value and in the 56th percentile as a multiple of earnings. For Regional Area bank acquisitions where the acquired institution had between $60.0 and $90.0 million in assets, the acquisition value ranked in the 45th percentile as a multiple of book value and the 91st percentile as a multiple of earnings. Compared to Regional Area bank transactions where the acquired institution had an equity-to-asset ratio between 8.00% and 9.00%, the acquisition value ranked in the 28th percentile as a multiple of book value and the 80th percentile as a multiple of earnings. For Regional Area bank transactions where the acquired institution had a ROAE between 5.00% and 10.00%, the acquisition value ranked in the 34th percentile as a multiple of book value and the 30th percentile as a multiple of earnings.

     ADJUSTED NET ASSET VALUE ANALYSIS. Professional Bank Services reviewed Premier's balance sheet data to determine the amount of material adjustments required to the stockholders' equity of Premier based on differences between the market value of Premier's assets and their value reflected on Premier's financial statements. Professional Bank Services determined that one adjustment was warranted. Professional Bank Services reflected a value of the non-interest bearing demand deposits of approximately $2,435,000. The aggregate adjusted net asset value of Premier was determined to be $9,514,000 or $3.52 per Premier common share.

     DISCOUNTED EARNINGS ANALYSIS. A dividend discount analysis was performed by Professional Bank Services pursuant to which a range of values of Premier was determined by adding (i) the present value of estimated future dividend streams that Premier could generate over a five-year period and (ii) the present value of the "terminal value" of Premier's earnings at the end of the fifth year. The "terminal value" of Premier's earnings at the end of the five-year period was determined by applying a multiple of 17.96 times the projected terminal year's earnings. The 17.96 multiple represents the median price paid as a multiple of earnings for all Regional Area bank transactions since June 30, 2001 in which the selling institution's equity to asset ratio was between 8.0% and 9.0%.

     Dividend streams and terminal values were discounted to present values using a discount rate of 13%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Premier's common stock. The aggregate value of Premier, determined by adding the present value of the total cash flows, was $11,286,000, or $4.18 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate in assets of 10.0% in years one through five and 6.0% in years six through twenty. Return on assets was 0.65% in year one and increased to 1.00% by year eight and was held constant at this level for the remainder of the analysis. Dividends were not paid in years one through five but were then assumed to increase to 50% of net income in years six through twenty. This long-term projection resulted in an aggregate value of $8,490,000 or $3.14 per Premier common share.

     SPECIFIC ACQUISITION ANALYSIS. Professional Bank Services valued Premier based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the core deposit premium. Based on this analysis, an acquiring institution would pay an aggregate of $8,000,000, or $2.06 per share, assuming it was willing to accept no impact to its net income in the initial year. This analysis was based on a funding cost of 6.0% adjusted for taxes, a 3.0% core deposit premium and the amortization of this premium over a ten-year period and an annualized September 30, 2002 adjusted net income of $533,000. This analysis was repeated assuming a potential acquiror would be willing to compensate Premier for 5.0% of the non-interest expense reductions in the transaction. Based on this analysis an acquiring institution would pay an aggregate of $10,359,000, or $3.83 per Premier share.

     PRO FORMA MERGER ANALYSIS. Professional Bank Services compared the historical performance of Premier to that of First Security and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Premier and First Security to the income statement and balance sheet of the pro forma combined company was analyzed.

     The effect of the affiliation on the historical and pro forma financial data of Premier was prepared and analyzed. Premier's historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

     The fairness opinion is directed only to the question of whether the consideration to be received by Premier's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Premier shareholder to vote in favor of the merger. No limitations were imposed on Professional Bank Services regarding the scope of its investigation or otherwise by Premier

     Based on the results of the various analyses described above, Professional Bank Services concluded that the consideration to be received by Premier's shareholders under the Merger Agreement is fair and equitable from a financial perspective to the shareholders of Premier.

     Professional Bank Services will receive fees of approximately $15,000 for all services performed in connection with rendering the fairness opinion. In addition, Premier has agreed to indemnify Professional Bank Services and its directors, officers and employees from liability in connection with the transaction, and to hold Professional Bank Services harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Professional Bank Services' acts or decisions made in good faith and in the best interest of Premier.

FIRST SECURITY'S REASONS FOR THE MERGER

     First Security's management has consistently explored opportunities that would further First Security's goal of building a stronger presence in Georgia. The First Security Board of Directors evaluated the financial, legal and market considerations relating to the merger. In reaching its conclusion that the Merger Agreement is in the best interests of First Security and its shareholders, the Board carefully considered the following material factors:

     (1) the information presented to the directors by the management of First Security concerning the business, operations, earnings, asset quality, and financial condition of Premier;

     (2) the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Premier common stock;

     (3) the non-financial terms of the merger, including the treatment of the merger as a tax-free exchange of Premier common stock for First Security common stock for federal income tax purposes;

     (4) the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

     (5) the opportunity for reducing Premier's noninterest expense and the ability of Premier's operations to contribute to First Security's earnings after the merger;

     (6) the attractiveness of Premier's franchise and the market position in Dalton, the compatibility of that franchise with Dalton Whitfield's operations and Premier's ability to contribute to First Security's business strategy;

     (7) the compatibility of Premier's community bank orientation to that of First Security and Dalton Whitfield; and

     (8)     the opportunity to leverage Dalton Whitfield's infrastructure.

     While each member of the First Security Board of Directors individually considered the foregoing and other factors, the Board of Directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considered as appropriate, that the merger is in the best interests of the First Security shareholders.

     The terms of the merger, including the exchange ratio, were the result of arms-length negotiations between representatives of First Security and representatives of Premier. Based upon its consideration of the foregoing factors, the First Security Board of Directors approved the Merger Agreement and the merger as being in the best interests of First Security and its shareholders. THE FIRST SECURITY BOARD OF DIRECTORS RECOMMENDS THAT FIRST SECURITY SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.
                           ---

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the merger, the effective time of the merger will occur on the date and at the time that the Department of Banking and Finance and the Secretary of State of the State of Georgia declare the certificate of merger effective. Unless the parties otherwise agree in writing, and subject to the conditions to the obligations of the parties to effect the merger, the parties will use their reasonable efforts to cause the effective time of the merger to occur on or before the tenth business day following the last to occur of (1) the effective time (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger or (2) the date on which the shareholders of Premier approve the Merger Agreement.

     First Security and Premier cannot assure you that they can obtain the necessary shareholder and regulatory approvals or that they can or will satisfy other conditions to the merger. Premier and First Security anticipate that they will satisfy all conditions to consummation of the merger so that the merger can be completed on or before February 28, 2003. However, delays in the consummation of the merger could occur.

     The Board of Directors of either Premier or First Security generally may terminate the Merger Agreement if the merger is not consummated by June 30, 2003, unless the failure to consummate by that date is the result of a breach of the Merger Agreement by the party seeking termination. See "-Conditions to Consummation of the Merger" and "- Waiver, Amendment, and Termination."

DISTRIBUTION OF FIRST SECURITY STOCK CERTIFICATES

     Promptly after the effective time of the merger, First Security's transfer agent will send a form and instructions for exchanging Premier Stock certificates for certificates representing shares of First Security common stock to each holder of record of a Premier certificate or certificates which, immediately prior to the effective time of the merger, represented outstanding shares of Premier common stock.

YOU SHOULD NOT SEND IN YOUR PREMIER CERTIFICATES UNTIL YOU RECEIVE THE APPROPRIATE TRANSMITTAL MATERIALS AND INSTRUCTIONS.

     As the transfer agent receives the Premier certificates and properly completed forms from a Premier shareholder, the transfer agent will issue and mail to that shareholder a certificate or certificates representing the number of shares of First Security common stock to which such holder is entitled. The transfer agent will also send Premier shareholders checks for the amount to be paid in lieu of any fractional shares (without interest).

     After the effective time of the merger, to the extent permitted by law, holders of Premier common stock of record as of the effective time of the merger will be entitled to vote at any meeting of First Security shareholders the number of whole shares of First Security common stock into which their shares of Premier common stock have been converted, regardless of whether such shareholders have surrendered their Premier certificates. If First Security declares a dividend or other distribution on First Security common stock (which is not now expected), the declaration will include dividends or other distributions on all shares issuable pursuant to the Merger Agreement. However, First Security will not pay any dividend or other distribution payable after the effective time of the merger with respect to First Security common stock to the holder of any unsurrendered Premier certificate until the holder duly surrenders such Premier certificate. Upon surrender of such Premier certificate, however, both the First Security certificate, together with any undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such Premier certificate. In no event will the holder of any surrendered Premier certificate be entitled to receive interest on any cash to be issued to such holder.

     After the effective time of the merger, no transfers of shares of Premier common stock on Premier's stock transfer books will be recognized. If Premier certificates are presented for transfer after the effective time of the merger, they will be canceled and exchanged for shares of First Security common stock or cash, as applicable, and a check for the amount due in lieu of fractional shares, if any.

     After the effective time of the merger, holders of Premier certificates will have no rights with respect to the shares of Premier common stock other than the right to surrender such Premier certificates and receive in exchange any cash or shares of First Security common stock to which such holders are entitled. Holders of Premier certificates who have complied with the rules and regulations of the National Bank Act relating to dissenters' rights will have the right to perfect their dissenters' rights after the effective time of the merger.

     If a Premier shareholder wishes to have a First Security certificate issued in a name other than that in which the Premier certificate surrendered for exchange is issued, the surrendered Premier certificate shall be properly endorsed and otherwise in proper form for transfer. The person requesting such exchange must affix any requisite stock transfer tax stamps to the Premier certificates surrendered, provide funds for the purchase of any stock transfer tax stamps, or establish to the exchange agent's satisfaction that such taxes are not payable.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the merger is subject to various conditions, including:

     (1) approval of the Merger Agreement by the shareholders of Premier as required by law and the provisions of the governing instruments of Premier;

     (2) receipt of regulatory approvals required for consummation of the merger (see "- Regulatory Approvals");

     (3) receipt of all consents required for consummation of the merger or for the preventing of any default under any contract or permit of the parties to the Merger Agreement;

     (4) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting or making illegal the consummation of the merger;

     (5) the registration statement being declared effective and the receipt of all necessary federal and state approvals relating to the issuance or trading of the shares of First Security common stock issuable pursuant to the Merger Agreement;

     (6) receipt of an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to First Security, stating that the merger qualifies as a tax-free reorganization, that the exchange of Premier common stock for First Security common stock in the merger will not give rise to a gain or loss for the holders of Premier common stock, except to the extent that they receive cash for fractional shares, and that the merger will not cause Premier or First Security to recognize a gain or loss (see "- Material Federal Income Tax Consequences");

     (7) the accuracy, as of the date of the Merger Agreement and as of the effective time of the merger, of the representations and warranties of the parties as set forth in the Merger Agreement;

     (8) the performance of all agreements and the compliance with all covenants of the parties as set forth in the Merger Agreement;

     (9) the number of shares of Premier common stock held by shareholders who dissent to the merger not exceeding 5% of Premier's outstanding shares;

     (10) Premier not having increased its loan loss reserve for loans outstanding as of the date the parties executed the Merger Agreement;

     (11) Premier having sold the collateral relating to a loan specified in the Merger Agreement or, alternatively, First Security shall be satisfied with the status of that credit; and

     (12) the satisfaction of other specified conditions, including the execution of claims letters by the directors and officers of Premier, the receipt of opinion letters from counsel for First Security and counsel for Premier, and receipt of various certificates from the officers of Premier and First Security.

     We cannot assure you when or whether all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before June 30, 2003, the Merger Agreement may be terminated and the merger abandoned by either Premier or First Security, unless the failure to consummate the merger by that date is the result of a breach of the Merger Agreement by the party seeking termination. See "- Waiver, Amendment, and Termination."

REGULATORY APPROVALS

     The merger may not be consummated in the absence of the receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of any such approvals. There also can be no assurance that any such approvals will not impose conditions or be restricted in a manner which in the reasonable judgment of the Board of Directors of First Security or Premier would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement that, had such condition or requirement been known, either of First Security or Premier would not, in its reasonable judgment, have entered into the Merger Agreement.

     Premier and First Security are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The merger will require the prior approval of the FDIC, pursuant to Section 1828(c) of the Bank Merger Act, as amended. The parties have filed the required application with the FDIC. In evaluating the merger, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The merger may not be consummated until the 30th day (which the FDIC may reduce to 15 days) following the date of FDIC approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically orders otherwise. There can be no assurance that the approval of the FDIC will be obtained or as to the timing or conditions of any such approval.

     The parties have also filed an application with the Georgia Department of Banking and Finance for approval of the proposed merger. The Georgia Department of Banking and Finance takes into account considerations similar to those applied by the FDIC.

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by applicable law, Premier and First Security may amend the Merger Agreement by written agreement at any time before shareholder approval has been obtained. After the Premier shareholders approve the Merger Agreement, no amendment shall be made to the Merger Agreement that reduces or modifies in any material respect the consideration to be received by Premier shareholders without their further approval.

     Prior to or at the effective time of the merger, either Premier or First Security, or both, acting through their respective chief executive officers or other authorized officers may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Merger Agreement, and may waive any of the conditions to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless signed by a duly authorized officer of Premier or First Security, as the case may be.

     The Merger Agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger:

     (1)     By the mutual consent of Premier and First Security; or

     (2) By Premier or First Security provided, in most instances, that the terminating party nor its subsidiaries are in breach of applicable provisions of the Merger Agreement:

          - in the event of any material breach of any representation or warranty of the other party contained in the Merger Agreement that cannot be or has not been cured within 30 days after giving written notice to the breaching party of such breach; or

          - in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

          - if any approval by any regulatory authority required for consummation of the merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal; or

          -    if the merger is not consummated by June 30, 2003; or

          - if any other conditions to the terminating party's obligations to consummate the merger cannot be satisfied by June 30, 2003; or

          - if a material adverse effect in the financial condition or business of the non-terminating party has occurred or the non-terminating party has suffered loss or damage to its assets which has a material adverse effect on it.

     If the merger is terminated by mutual agreement, the Merger Agreement will become void and have no effect, except that specified provisions of the Merger Agreement, for example, those relating to the obligation to maintain the confidentiality of specified information, will survive. If the merger is terminated because a party has breached its representations, warranties, covenants or agreements or has suffered a material adverse effect in its financial condition or business or has suffered loss or damage to its assets which has a material adverse effect on it, then the breaching party agrees to pay the non-breaching party, as liquidated damages, (1) up to $150,000 to cover the non-breaching party's reasonable out-of-pocket expenses for a nonwillful breach or (2) $500,000 for a willful breach.

DISSENTERS' RIGHTS

     In accordance with Section 214a(b) of the National Bank Act relating to the rights of dissenting shareholders, any holder of Premier common stock who objects to the merger and who fully complies with the provisions of Section 214a will be entitled to demand and receive payment of an appraised amount for all, but not less than all, of his or her shares of Premier common stock if the proposed merger is consummated. The specific language of Section 214a(b) of the National Bank Act is set forth in Appendix B. The statements contained in this document with respect to dissenters' rights are qualified, in their entirety, by reference to Section 214a(b) of the National Bank Act.

     Any shareholder of Premier desiring to receive payment in cash for his or her shares of Premier common stock in accordance with Section 214a:

     (1) must (a) vote against the merger in person or by proxy at the meeting, or (b) must give due notice in writing that he or she dissents to the merger either prior to the meeting to the Secretary of Premier, or at the meeting to Charles M. Davis, President and Chief Executive Officer of Premier; and
                      ---

     (2) must make a written request for payment of an amount equal to the appraised value of his or her shares of Premier common stock within 30 days after the effective time of the merger; and
                                                       ---

     (3) must surrender his or her Premier common stock certificates at the time the written request is made.

     A VOTE AGAINST THE MERGER AGREEMENT ALONE WILL NOT CONSTITUTE THE SEPARATE WRITTEN REQUEST REFERRED TO IN (2) ABOVE.

     Promptly following the merger, First Security will mail written notice of the effective time to each shareholder who has duly complied in full with step
(1) above to the shareholder's address as it appears in the shareholder records of Premier or at such other address as the shareholder supplies by notice to Premier. Thereafter, the shareholder must comply with steps (2) and (3) above.

     Except for written notices delivered at the meeting to Charles M. Davis, President and Chief Executive Officer of Premier, any notice or written request required to be given to Premier must be sent or delivered in person to Premier National Bank of Dalton.

     If the required conditions described above are complied with in full, the value of the shares of Premier common stock held by any dissenting shareholder shall be ascertained, as of the effective time of the merger, by an appraisal made by a committee of three persons composed of:

     - one person selected by a majority vote of the holders of Premier common stock who have dissented to the merger by vote or by written notification as previously described; and

     - one person selected by the board of directors of Dalton Whitfield Bank, as the surviving bank; and

     - one person selected by the mutual agreement of the other two committee members.

     The valuation agreed upon by any two of the three appraisers will govern, and Premier will promptly give written notice to each dissenting shareholder of the valuation determined by the committee. If the determined value is not satisfactory to a dissenting shareholder who has requested payment, the shareholder, within five days after being notified of the appraised value of his or her shares, may request that the Comptroller of the Currency reappraise the value of Premier common stock, which reappraisal will be final and binding as to the value of the shares of the dissenting shareholder.

     If, for any reason, within 90 days after the effective time of the merger one or more of the appraisers is not selected as provided in Section 214a of the National Bank Act, or if the appraisers fail to determine the value of the shares, the Comptroller of the Currency will, upon written request of any interested party, cause an appraisal to be made which will be final and binding on all of the parties.

     First Security and Dalton Whitfield Bank will pay for the expenses of the Comptroller of the Currency in making any reappraisal or appraisal, as the case may be, and for payment of the appraised value of the shares held by dissenting shareholders.

     Upon compliance with the above statutory procedures, dissenting shareholders will not have any rights as shareholders of First Security, including, among other things, the right to receive any dividends and the right to vote on matters submitted for shareholder consideration.

     One of the conditions to the Merger Agreement is that the number of shares held by persons who have perfected dissenters' rights shall not exceed 5% of Premier's outstanding shares. If this condition is not satisfied, First Security may terminate the Merger Agreement, and the dissenters' rights described in this section would also terminate. However, we expect few, if any, dissenters.

================================================================================
  FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE LAW WILL RESULT
                       IN THE LOSS OF DISSENTERS' RIGHTS.
================================================================================

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Premier and First Security have agreed that unless the prior written consent of the other party has been obtained, and except as otherwise expressly contemplated in the Merger Agreement, each of Premier and First Security will, and will cause its respective subsidiaries to:

     (1) operate its business only in the usual, regular, and ordinary course;

     (2) preserve intact its business organization and assets and maintain its rights and franchises; and

     (3) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Merger Agreement without the imposition of a condition or restriction of the type referred to in the Merger Agreement, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement.

     In addition, Premier has agreed that, from the date of the Merger Agreement until the earlier of the effective time of the merger or the termination of the Merger Agreement, unless First Security has given prior written consent, Premier will not do any of the following:

     (1) amend its Articles of Association, Bylaws or other governing instruments;

     (2) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Premier consistent with past practices or impose, or suffer the imposition, on any asset of Premier of any lien or permit any such lien to exist;

     (3) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Premier, or declare or pay any dividend or make any other distribution in respect of Premier's capital;

     (4) except for the Merger Agreement, issue, sell, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Premier common stock or any other capital stock of any Premier entity, or any other equity right;

     (5) adjust, split, combine or reclassify any capital stock of Premier or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Premier common stock;

     (6) sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset having a book value in excess of $25,000 and any such transaction shall be in the ordinary course of Premier's business;

     (7) enter into or amend any employment contract between Premier and any person that the Premier entity does not have the unconditional right to terminate without liability at any time on or after the effective time of the merger;

     (8) grant any increase in compensation or benefits to the employees or officers of Premier, except in accordance with past practice previously disclosed to First Security by Premier or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Merger Agreement and previously disclosed to First Security by Premier; enter into or amend any severance agreements with officers of Premier; grant any increase in fees or other increases in compensation or other benefits to directors of Premier except in accordance with past practice previously disclosed to First Security by Premier; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights;

     (9) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Premier, or make any distributions from such employee benefit plans;

     (10) make any significant change in any tax or accounting methods or systems of internal accounting controls;

     (11) commence any litigation, settle any litigation involving any liability of Premier for material money damages or restrictions upon the operations of any Premier entity; or

     (12) except in the ordinary course of business, enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The Merger Agreement provides that Premier will merge with and into Dalton Whitfield Bank. Dalton Whitfield will be the surviving bank from the merger. First Security will remain the holding company for and sole shareholder of Dalton Whitfield.

     The initial directors of Dalton Whitfield, as the surviving bank, will be the same as those of Dalton Whitfield prior to the merger. The initial executive officers of Dalton Whitfield, as the surviving bank, will be the same as those of Dalton Whitfield prior to the merger.

     The directors of First Security will continue to serve as its directors after the merger, with the addition of Harold Anders who is currently the Chairman of Premier's Board of Directors.

INTERESTS OF SPECIFIED PERSONS IN THE MERGER

     Specified members of Premier's management and its Board of Directors have interests in the merger in addition to their interests as shareholders of Premier generally. These include, among other things, provisions in the Merger Agreement relating to indemnification of directors and officers and eligibility for First Security employee benefits.

     INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The Merger Agreement provides that First Security and Dalton Whitfield will indemnify for a period of four years after the effective time each person entitled to indemnification from Premier against all liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger (including the transactions contemplated by the Merger Agreement) to the fullest extent permitted under Georgia law. The Merger Agreement also provides that First Security will provide and keep in force for a period of three years after the effective time directors' and officers' liability insurance providing coverage to directors and officers of Premier for acts or omissions occurring prior to the effective time.

     EMPLOYEE BENEFIT PLANS. The Merger Agreement also provides that, after the effective time of the merger, First Security will provide generally to officers and employees of Premier employee benefits under employee benefit and welfare plans, on terms and conditions which, when taken as a whole are substantially similar to those currently provided by the First Security entities to their similarly situated officers and employees. For purposes of participation, vesting and, except in the case of First Security Achievement plans, benefit accrual under First Security's employee benefit plans, service under employee benefit plans of Premier will be treated as service under any similar employee benefit plans maintained by First Security.

     EMPLOYMENT AGREEMENTS. The Merger Agreement provides that First Security will honor the existing employment agreement between Premier and Johnny R. Myers; however, after the Merger Agreement was executed, Mr. Myers resigned all positions held with Premier and was released from his employment agreement. Therefore, First Security will no longer be obligated to honor Mr. Myers' employment agreement with Premier.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated federal income tax consequences of the merger. This summary is based on the federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial decisions or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the merger to shareholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, and insurance companies, among others). Nor does this summary address any consequences of the merger under any state, local, estate, or foreign tax laws. Shareholders, therefore, are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

     A federal income tax ruling with respect to this transaction will not be requested from the Internal Revenue Service. Instead, Powell, Goldstein, Frazer & Murphy LLP, counsel to First Security, has rendered an opinion to Premier and First Security concerning the material federal income tax consequences of the proposed merger under federal income tax law. It is such firm's opinion that, based upon the assumption the merger is consummated in accordance with the Merger Agreement and upon the representations made by the management of Premier and First Security, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Assuming the merger qualifies as a reorganization pursuant to Section 368(a) of the Internal Revenue Code, the tax consequences to First Security, Premier and Premier shareholders will be as follows:

     (1) No gain or loss will be recognized by either Premier, Dalton Whitfield, or First Security upon consummation of the merger of Premier with and into Dalton Whitfield, except for deferred gain or loss recognized in accordance with the provisions of Treasury Regulations issued under Internal Revenue Code
Section 1502;

     (2) The basis of the assets received by Dalton Whitfield from Premier will equal Premier's basis in such assets immediately prior to the merger, and Dalton Whitfield's holding period with respect to such assets will include the period such assets were held by Premier;

     (3) The shareholders of Premier will recognize no gain or loss upon the exchange of all of their Premier common stock solely for shares of First Security common stock;

     (4) The aggregate tax basis of the First Security common stock received by the Premier shareholders in the merger will, in each instance, be the same as the aggregate tax basis of the Premier common stock surrendered in exchange therefor, less the basis of any fractional share of First Security common stock settled by cash payment;

     (5) The holding period of the First Security common stock received by the Premier shareholders will, in each instance, include the period during which the Premier common stock surrendered in exchange therefor was held, provided that the Premier common stock was held as a capital asset on the date of the exchange;

     (6) The payment of cash to Premier shareholders in lieu of fractional share interests of First Security common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by First Security. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder; and

     (7) Where solely cash is received by a Premier shareholder pursuant to the exercise of dissenters' rights, the former Premier shareholder will be subject to federal income tax as a result of such transaction. The cash will be treated as having been received in redemption of such holder's Premier common stock and subject to taxation in accordance provisions and limitations of
Section 302 of the Internal Revenue Code.

     Tax consequences to dealers in Premier common stock, non-United States holders of Premier common stock or others who have a special tax status (including, without limitation, financial institutions, insurance companies and tax-exempt entities) or to persons who received their shares through the exercise of employee stock options or otherwise as compensation may be different and such persons should consult their tax advisors as to the tax consequences of a sale or exchange of Premier common stock.

     Each Premier shareholder who receives First Security common stock in the merger will be required to attach a statement to such shareholder's federal income tax return for the year of the merger that describes the facts of the merger, including the shareholder's basis in the Premier common stock exchanged, and the number of shares of First Security common stock received in exchange for Premier common stock. Each shareholder should also keep as part of such shareholder's permanent records information necessary to establish such shareholder's basis in, and holding period for, the First Security common stock received in the merger.

     If the merger fails to qualify as a tax-free reorganization for any reason, the principal federal income tax consequences, under currently applicable law, would be as follows: (1) gain or loss would be recognized by Premier as a result of the merger; (2) gain or loss would be recognized by all holders of Premier common stock upon the exchange of such shares in the merger for shares of First Security common stock, and the amount of such gain or loss will be equal to the difference between (i) the sum of any cash and the fair market value of any First Security common stock received in the merger, and (ii) such holder's basis in the Premier shares surrendered in the merger; (3) the tax basis of the First Security common stock to be received by the holders of Premier common stock in the merger would be the fair market value of such shares of First Security common stock at the effective time of the merger; and (4) the holding period of such shares of First Security common stock to be received by Premier shareholders pursuant to the merger would begin the day after the effective time of the merger.

     CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU (INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX
LAWS).

ACCOUNTING TREATMENT

     First Security and Premier anticipate that the merger will be accounted for as a purchase. This means that for accounting and financial reporting purposes, the assets and liabilities of Premier as of the effective time of the merger will be recorded at their respective fair values and added to those of Dalton Whitfield. First Security's financial statements issued after the merger would reflect such values and would not be restated retroactively to reflect Premier's historical financial position or results of operations.

EXPENSES AND FEES

     The Merger Agreement provides that each of the parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that First Security and Premier will each pay one-half of the printing and mailing fees for this Proxy Statement/Prospectus.

RESALES OF FIRST SECURITY COMMON STOCK

     The issuance of First Security common stock to shareholders of Premier in connection with the merger will be registered under the Securities Act. All shares of First Security common stock received by holders of Premier common stock will, upon consummation of the merger, be freely transferable by those shareholders of Premier and First Security not deemed to be "affiliates" of Premier or First Security. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Premier or First Security (generally, directors, executive officers and 10% shareholders).

     Affiliates would be permitted to resell First Security common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of First Security common stock received by persons who may be deemed to be affiliates of Premier or First Security. Exemptions that may be available to such affiliates are contained in Rules 144 and 145 under the Securities Act. Rules 144 and 145 restrict the sale of First Security common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the effective time of the merger, affiliates of Premier or First Security may publicly resell the First Security common stock received by them in the merger within certain limitations as to the amount of First Security common stock sold in any three-month period and as to the manner of sale. After this one-year period, affiliates of Premier who are not affiliates of First Security may resell their shares without restriction. The ability of affiliates to resell shares of First Security common stock received in the merger will be subject to First Security's satisfying its Securities Exchange Act reporting requirements for specified periods prior to the time of sale. The stock certificates representing First Security common stock issued to affiliates in the merger may bear a legend summarizing the foregoing restrictions. Affiliates will receive additional information regarding their ability to resell First Security common stock received in the merger.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

     At the effective time of the merger, Premier shareholders who receive shares of First Security common stock will become shareholders of First Security, and their rights as shareholders will be determined by First Security's Articles of Incorporation and Bylaws. The following is a comparison of the rights of shareholders of First Security and Premier. The following discussion is necessarily general; it is not intended to be a complete statement of all of the rights of shareholders of their respective entities, and it is qualified in its entirety by reference to the Tennessee Business Corporation Act and First Security's Articles of Incorporation and Bylaws.

                    FIRST SECURITY                                     PREMIER
-  One vote for each share held                      -  One vote for each share held
-  No cumulative voting rights in the election of    -  Cumulative voting rights in the election
   directors, meaning that the holders of a             of directors, which could permit a
   plurality of the shares elect the entire board of    minority of shareholders to elect one or
   directors                                            more directors
-  Dividends may be paid from funds legally          -  Dividends may be paid from funds
   available, subject to contractual and regulatory     legally available, subject to contractual
   restrictions                                         and regulatory restrictions
-  Right to participate pro rata in distribution of  -  Right to participate pro rata in
   assets upon liquidation                              distribution of assets upon liquidation
-  No pre-emptive or other rights to subscribe for   -  Pre-emptive rights to subscribe for
   any additional shares or securities                  additional shares of common stock
-  No conversion rights                              -  No conversion rights
-  Directors serve one-year terms                    -  Directors serve one-year terms
                                                     -  Some corporate actions, including
-  Some corporate actions, including business           business combinations, require the
   combinations, require the affirmative action of      affirmative action of a majority of two-
   a majority of the votes entitled to be cast by all   thirds of the votes entitled to be cast by
   shareholders                                         all shareholders
-  No preferred stock is authorized                  -  No preferred stock is authorized

AUTHORIZED CAPITAL STOCK

     FIRST SECURITY. First Security's Articles of Incorporation authorize the issuance of an aggregate of 20,000,000 shares of common stock, $.01 par value, of which 7,579,104 shares were issued and outstanding as February 5, 2002.

     Holders of First Security common stock have unlimited voting rights and are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the Board of Directors in compliance with the provisions of the Tennessee Business Corporation Act and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. Holders of First Security common stock do not have any preemptive rights with respect to acquiring additional shares of First Security common stock, and the shares are not subject to any conversion, redemption or sinking fund provisions. The outstanding shares of First Security common stock are, and the shares to be issued in connection with the merger will be, when issued, fully paid and nonassessable. Holders of First Security common stock do not have cumulative voting rights in the election of directors.

     First Security's Board of Directors may authorize the issuance of authorized but unissued shares of First Security common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations.

     The authority to issue additional shares of First Security common stock provides First Security with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of First Security common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of First Security. In addition, the sale of a substantial number of shares of First Security common stock to persons who have an understanding with First Security concerning the voting of such shares, or the distribution or declaration of a common stock dividend to First Security shareholders may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of First Security.

     PREMIER. Premier's authorized common stock consists of 10,000,000 shares of Premier common stock, $1.25 par value, of which 2,702,880 shares were issued and outstanding as of the record date. Generally, holders of Premier common stock have the same rights and privileges with respect to Premier as the holders of First Security common stock have with respect to First Security, except that
(i) holders of Premier common stock have cumulative voting rights in elections of directors; and (ii) holders of Premier common stock have pre-emptive rights with respect to the issuance by Premier of additional shares of common stock. Cumulative voting means, in an election of directors, each shareholder shall have the right to cast as many votes in the aggregate as he or she shall be entitled to vote multiplied by the number of votes to be elected at the meeting, and the shareholder may vote the whole number of votes for a single candidate or distribute the votes among two or more candidates.

REMOVAL OF DIRECTORS

     FIRST SECURITY. First Security's Articles of Incorporation and Bylaws provide that any director may be removed only for cause and upon the affirmative vote of the holders of a majority of the outstanding shares of First Security entitled to vote.

     PREMIER. Premier's Articles of Association provide that a director may be removed by shareholders if he or she fails to fulfill one of the affirmative requirements for qualification as a director set forth in the Articles of Association, or for cause, provided that a director may not be removed by the shareholders if a number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

VOTE REQUIRED FOR SHAREHOLDER APPROVAL

     FIRST SECURITY. The Tennessee Business Corporation Act requires that unless a greater vote is required elsewhere under the Tennessee Business Corporation Act or under the corporation's Articles of Incorporation or Bylaws, more votes must be cast in favor of a proposal than against it in order to approve a proposal. However, the Tennessee Business Corporation Act requires the vote of a majority of the votes entitled to be cast in order to approve certain mergers or dispositions of assets.

     First Security's Bylaws state that the affirmative vote of a majority of the shares of First Security common stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except as otherwise provided by law or First Security's Articles of Incorporation or Bylaws.

     PREMIER. Premier's Articles of Association provide that, unless otherwise specified in the Articles of Association or required by law, all matters which require shareholder action, including amendments to the Articles of Association, must be approved by shareholders owning a majority interest in the outstanding common stock.

SPECIAL MEETINGS OF SHAREHOLDERS

     FIRST SECURITY. First Security bylaws state that special meetings of the shareholders may be called only by (1) the Chairman of the Board of First Security, (2) the President of First Security or (3) the Secretary of First Security at the written request of a majority of the Board of Directors of First Security. Notice must be given in writing not less than ten (10) nor more than two (2) months before the date of the meeting and must state the purpose for which the meeting is called.

     PREMIER. Premier's Bylaws state that special meetings of the shareholders may be called at any time by the Board of Directors, or upon the request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding capital stock. Notice must be given in writing not less than 10 nor more than 60 days before the date of the meeting and must state the purpose for which the meeting is called.

DIRECTORS

     FIRST SECURITY. First Security's Articles of Incorporation and Bylaws provide for a board of directors having not less than one nor more than 15 members as determined from time to time by vote of a majority of the members of the Board of Directors or by resolution of a majority of the Board of Directors. Currently, the Board of Directors consists of 10 directors. Directors serve one-year terms and are elected at the annual meeting of shareholders.

     PREMIER. Premier's Articles of Association provide that Premier shall be managed by a Board of Directors of not less than five directors nor more than twenty-five directors, with the exact number of directors to be fixed by a resolution of the full Board of Directors or the shareholders. Premier's Board of Directors presently consists of ten members. Directors serve one-year terms and are elected at the annual meeting of shareholders.

     Pursuant to Premier's Articles of Association each director is required to own common stock with an aggregate par value of not less than $1,000, or common or preferred stock of a bank holding company owning Premier with an aggregate par, fair market or equity value of not less than $1,000, as of either (i) the date of purchase, (ii) the date that person became a director of Premier, or
(iii) the date of that person's most recent election to the Board of Directors, whichever is greater. In determining whether or not a director satisfies the qualification requirements, any combination of common and preferred stock may be used.

     Premier's Articles of Association provide for cumulative voting in the elections of directors. As such, each shareholder has the right to cast as many votes in the aggregate as he or she shall be entitled to vote multiplied by the number of directors to be elected at the meeting, and the shareholder may vote the whole number of shares for a single candidate or distribute the votes among two or more candidates.

EXCULPATION AND INDEMNIFICATION

     FIRST SECURITY. The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order than an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

     First Security's Articles of Incorporation and Bylaws provide that no director shall be personally liable to First Security or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (i) any breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-18-304 of the Tennessee Business Corporation Act, which provides that directors who vote for unlawful distributions of corporate funds will be held personally liable to the corporation for the amount of any such distribution, or
(iv) for any act or omission occurring before the effective date of the Articles of Incorporation.

     PREMIER. As a national bank located in Georgia, Premier may look to the Georgia Business Corporation Code for provisions regarding indemnification of its directors and officers in addition to those afforded by federal law. The Georgia Business Corporation Code and Premier's Bylaws provide that it may indemnify any of its directors and officers against liability incurred in connection with a proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed that (i) in the case of conduct in his or her official capacity, that such conduct was in the best interest of Premier; (ii) in all other cases, that such conduct was at least not opposed to the best interest of Premier, and (iii) in the case of any criminal proceeding, that such individual had no reasonable cause to believe such conduct was unlawful. However, Premier may not indemnify a director or officer for any liability incurred in a proceeding in which the director or officer is adjudged liable to Premier or is subjected to injunctive relief in favor of Premier: (a) for any appropriation, in violation of the director's duties, of any business opportunity of Premier; (b) for acts or omissions which involve intentional misconduct or knowing violations of law; (c) for any type of liability for unlawful distributions under applicable law; or (d) for any transaction for which he or she received an improper personal benefit.

     In addition, in no case shall a director be indemnified in respect of any civil money penalty or judgment resulting from any proceeding instituted by any federal banking agency, or liability or expense with regard to any proceeding instituted by any federal banking agency which results in a final order under which such person is (i) assessed a civil money penalty; (ii) removed or prohibited from participating in the conduct of the affairs of Premier, or (iii) is required to cease and desist from or take any affirmative action to correct any conditions resulting from any violation or practice of certain federal banking laws.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     FIRST SECURITY. The Tennessee Business Corporation Act generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation other than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger with Premier) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger.

     PREMIER. The National Bank Act generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation other than in the ordinary course of business requires the adoption of a plan of merger or share exchange by the Board of Directors of Premier and approved by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of each voting group of Premier entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required by the National Bank Act.

ANTI-TAKEOVER STATUTES

     FIRST SECURITY. Tennessee's Business Combination Act provides that an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested shareholder first becomes an interested shareholder, and unless either the transaction (a) is approved by at least two-thirds of the shares of the corporation not beneficially owned by an interested shareholder or (b) satisfies certain fairness conditions specified in the Tennessee Business Combination Act relating to the price to be paid to the non-interested shareholders in such transactions.

     These provisions apply to Tennessee corporations unless one of two events occurs. A business combination with an entity can proceed without the five-year moratorium if the business combination or transaction resulting in the shareholder becoming an interested shareholder is approved by the target corporation's board of directors before that entity becomes an interested shareholder. Alternatively, the corporation may enact an amendment to its articles of incorporation or bylaws to remove itself entirely from the Tennessee Business Combination Act. This amendment must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and may not take effect for at least two years after the vote. First Security has not adopted such a provision in its Articles of Incorporation or Bylaws.

     The Tennessee Control Share Acquisition Act takes away the voting rights of a purchaser's shares any time an acquisition of shares in a Tennessee corporation brings the purchaser's voting power to 20%, 33-1/3%, or more than 50% of all voting power in such corporation. The purchaser's voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation.

     The Tennessee Control Share Acquisition Act applies only to a corporation that has adopted a provision in its articles of incorporation or bylaws declaring that the Tennessee Control Share Acquisition Act will apply. First Security has not adopted such a provision, and therefore the Tennessee Control Share Acquisition Act does not apply.

     The Tennessee Investor Protection Act provides that no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for a class of equity securities of the offeree company unless the offeror, before making such purchase, has made public announcement of the offeror's intention to change or influence the management or control of the offeree company, has made an effective disclosure of such intention to the person(s) from whom the offeror intends to acquire such securities, and has filed a statement with the offeree company and the Tennessee Securities Commission signifying such intentions.

     PREMIER. Neither the National Bank Act nor Premier's Articles of Association contain provisions similar to the Tennessee Business Combination Act, the Tennessee Control Share Acquisition Act, or the Tennessee Investor Protection Act.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

     FIRST SECURITY. First Security's Articles of Incorporation provide that the Articles of Incorporation can be amended in accordance with the Tennessee Business Corporation Act. For any amendment that requires shareholder approval, the Tennessee Business Corporation Act provides that the amendment is approved if (1) more votes are cast for the amendment than against the amendment if a quorum of shareholders is present at a shareholder meeting or (2) the board of directors obtains written consent of shareholders who own a majority of the corporation's voting stock. First Security's Bylaws state that the Board of Directors may amend any provision of the Bylaws upon majority vote of the Board of Directors. First Security's shareholders may not amend the Bylaws except upon affirmative vote at a meeting of shareholders of a majority of the outstanding shares of voting stock.

     PREMIER. Premier's Articles of Association provide that the Articles may be amended by the shareholders of Premier at any annual or special meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding shares of common stock. The Premier Bylaws may be amended, altered or repealed at any regular meeting of the Board of Directors, by a majority vote of the total number of directors, unless the shareholders have adopted, amended or repealed a particular bylaw provision and, in doing so, expressly reserved to the shareholders the right of amendment or repeal thereof.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

MARKET PRICES

     There is no established trading market for the common stock of either First Security or Premier. On October 17, 2002, the last day prior to the public announcement of First Security's proposed acquisition of Premier, the last sale price per share of First Security common stock known to First Security was $10.00 and the resulting equivalent pro forma price per share of Premier common stock (based on the 0.425 stock exchange ratio) was $4.25. On October 17, 2002, the last sale price per share of Premier Common Stock known to Premier was $3.75. First Security originally planned to acquire Premier pursuant to a share exchange agreement dated October 17, 2002. Subsequently, on November 19, 2002, First Security, Dalton Whitfield and Premier decided to merge Premier into Dalton Whitfield pursuant to the Merger Agreement. As a result, First Security and Premier terminated their share exchange agreement.

     On February 6, 2003, the latest practicable date prior to the printing of this Proxy Statement/Prospectus, the last sale price per share of First Security common stock known to First Security was $10.00 and the resulting equivalent pro forma price per share of Premier common stock was $4.25. On February 6, 2003, the last sale price per share of Premier Common Stock known to Premier was $3.75. The equivalent pro forma per share price of a share of Premier common stock at each specified date represents the last sale price of a share of First Security common stock on such date multiplied by the stock exchange ratio.

     The market price of First Security common stock at the effective time of the merger may be higher or lower than the market price at the time the merger proposal was announced, at the time the Merger Agreement was executed, at the time of mailing of this Proxy Statement/Prospectus, or at the times of the Premier shareholders' meeting. Premier shareholders who receive First Security common stock in the merger are not assured of receiving any specific market value of First Security common stock on the effective time of the merger, and such value may be substantially more or less than the current value of First Security common stock.

SHAREHOLDERS OF RECORD

     As of the record date, there were 356 holders of record of Premier common stock.

DIVIDEND POLICY

     FIRST SECURITY. First Security is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary banks, including Dalton Whitfield. Each of First Security's subsidiary banks is subject to legal restrictions on the amount of dividends it is permitted to pay. As of November 30, 2002, First Security's subsidiary banks could pay approximately $2.25 million in dividends to First Security without regulatory approval. The holders of First Security common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. First Security has never paid cash dividends and does not anticipate paying cash dividends after the merger for the foreseeable future. Instead, First Security intends to retain future earnings, if any, to support the development and growth of its business.

     PREMIER. Premier is also subject to legal restrictions on the amount of dividends it is permitted to pay. The Comptroller of the Currency currently imposes limitations upon capital distributions by national banks, including cash dividends. Premier must file an application for approval of a cash dividend if either:

     (i) the total capital distributions for the applicable calendar year exceed the sum of Premier's net income for that year to date plus its retained net income for the preceding two years; or

     (ii) Premier would not be at least adequately capitalized following the dividend.

     In the event the Comptroller of the Currency notified Premier that it was in need of more than normal supervision, Premier's ability to make capital distributions could be restricted. In addition, the Comptroller of the Currency could prohibit a proposed capital distribution, which would otherwise be permitted by the regulation, if the Comptroller of the Currency determines that the distribution would constitute an unsafe or unsound practice. If Premier is not required to file an application, Premier must still file a notice with the Comptroller of the Currency at least 30 days before the board of directors declares a dividend or approves a capital distribution.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     We are providing the following unaudited pro forma condensed consolidated financial statements to aid you in your analysis of the financial aspects of the proposed merger. The unaudited pro forma condensed balance sheet gives effect to the proposed purchase transaction as if it occurred on September 30, 2002. The unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2002 and the year ended December 31, 2001 give effect to the merger of First Security and Premier, as if the purchase transaction occurred January 1, 2001. The statements include pro forma adjustments as described in the notes accompanying the financial statements.

     We derived this information from the unaudited consolidated financial statements from the nine months ended September 30, 2002 and the audited consolidated financial statements for the year ended December 31, 2001 of First Security and Premier. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the unaudited and audited historical consolidated financial statements and related notes of First Security and Premier which are incorporated by reference into and accompanying this Proxy Statement/Prospectus.

     The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the consolidation had been in effect on the dates indicated, nor is it indicative of the future operating results or financial position of the consolidated Company. The pro forma adjustments are based on the information and assumptions available at the time of the printing of this Proxy Statement/Prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2002


                                           FIRST                DEBITS /     DEBITS /     DEBITS /     DEBITS /     PRO FORMA
                                         SECURITY    PREMIER   CREDITS(1)   CREDITS(2)   CREDITS(3)   CREDITS(4)   CONSOLIDATED
                                         ---------  ---------  -----------  -----------  -----------  -----------  -------------
                                                                 (in thousands, except per share data)
ASSETS
Cash and balances due from depository
   institutions                          $  23,177  $   4,393  $        -   $         -  $         -  $        -   $      27,570
Securities:
   Available-for-sale securities            55,195      7,793                                                             62,988
Federal funds sold                          35,420      2,645                                                             38,065
Loans:
   Loans, net of unearned income           332,548     64,805                                                            397,353
   LESS: Allowance for loan losses           4,637        822                                                              5,459
   Loans, net of unearned inc and
      allowance for losses                 327,911     63,983                                                            391,894
Premises and fixed assets (4)               12,183      4,054                                                             16,237
Other real estate owned                          -        776                                                                776
Intangible assets (3)                        8,438                                4,588                     (131)         12,895
Other assets                                 5,657      1,265                                                              6,922
                                         ---------  ---------  -----------  -----------  -----------  -----------  -------------
TOTAL ASSETS                             $ 467,981  $  84,909  $        -   $     4,588  $         -  $     (131)  $     557,347
                                         =========  =========  ===========  ===========  ===========  ===========  =============

LIABILITIES AND EQUITY CAPITAL
Deposits:
      Noninterest-bearing                $  63,321  $  11,699  $        -   $         -  $         -  $        -   $      75,020
      Interest-bearing                     312,411     62,081     374,492
Federal funds purchased and securities
   sold
under agreements to repurchase              14,962          -                                                             14,962
Other borrowed money                         6,170      3,000                                                              9,170
Other liabilities                            3,573      1,149                                                (50)          4,672
Equity Capital
   Common stock                                 76      3,379          11                                                     87
   Surplus                                  65,723      3,350      11,476         4,588          170                      77,199
   Retained Earnings                         1,165        170                                   (170)                      1,165
   Accumulated other comprehensive
      income                                   580         81                                                (81)            580
                                         ---------  ---------  -----------  -----------  -----------  -----------  -------------
   TOTAL EQUITY CAPITAL                     67,544      6,980      11,487         4,588            -         (81)         79,031
                                         ---------  ---------  -----------  -----------  -----------  -----------  -------------
TOTAL LIABILITIES AND EQUITY CAPITAL     $ 467,981  $  84,909  $   11,487   $     4,588  $         -  $     (131)  $     557,347
                                         =========  =========  ===========  ===========  ===========  ===========  =============

1 Proposed merger funded with 1,148,724 shares of First Security common stock at $10 per share.
2 Purchase price exceeds tangible equity of Premier by $4,588 (i.e., $11,487 less $6,899).
     Goodwill/intangible assets and surplus increase $4,588
     Premier's retained earnings are moved to surplus.
     Premier's accumulated comprehensive income and related deferred income tax will decrease goodwill, since the unrealized gains on investments shall be realized at closing.
3 First Security adopted FAS 141 and FAS 142 regarding Business Combinations, Goodwill & Intangible Assets; and, thus, will identify any core deposit intangible asset, as well as any other intangible assets and goodwill.
     Identifiable intangible assets will be amortized over their useful lives. Goodwill will be measured periodically for impairment and, if necessary, written-down accordingly.
4 First Security believes that the book value of the depreciable fixed assets approximates their market values;
     therefore, we do not anticipate a change in the depreciable fixed asset values as a result of purchase accounting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002


                                        FIRST                DEBITS /
                                      SECURITY    PREMIER   CREDITS(1)   PRO FORMA CONSOLIDATED
                                      ---------  ---------  -----------  -----------------------
                                               (In thousands, except per share data)
Interest income                       $  18,564  $   4,132  $         -  $                22,696
Interest expense                          6,206      1,748            -                    7,954
                                      ---------  ---------  -----------  -----------------------
Net interest income                      12,358      2,384            -                   14,742
Provision for loan losses                   810        242            -                    1,052
                                      ---------  ---------  -----------  -----------------------
Net interest income after provision      11,548      2,142            -                   13,690
Noninterest income                        2,658        437            -                    3,095
Noninterest expense (2,3)                10,566      2,120            -                   12,686
                                      ---------  ---------  -----------  -----------------------
Pretax income (loss)                      3,640        459            -                    4,099
Income tax expense (benefit)              1,412        156            -                    1,568
                                      ---------  ---------  -----------  -----------------------
Net income (loss)                     $   2,228  $     303  $         -  $                 2,531
                                      =========  =========  ===========  =======================

PER COMMON SHARE:
Basic earnings (loss)                 $    0.36  $    0.11  $         -  $                  0.35
Diluted earnings (loss)               $    0.36  $    0.11  $         -  $                  0.34

AVERAGE:
Shares outstanding - basic                6,187      2,703        1,149                    7,336
Shares outstanding - diluted              6,269      2,703        1,149                    7,418

1 Proposed merger funded with 1,148,724 shares of First Security common stock at $10 per share.
2 First Security adopted FAS 141 and FAS 142 regarding Business Combinations, Goodwill &
Intangible Assets; and, thus,
     will identify any core deposit intangible asset, as well as any other intangible assets and goodwill.
     Identifiable intangible assets will be amortized over their useful lives. Goodwill shall be measured periodically
     for impairment and, if necessary, written-down accordingly.
3 First Security believes that the book value of the depreciable fixed assets approximates their market values;
     therefore, we do not anticipate a change in the depreciation expense as a result of purchase accounting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2001

                                        FIRST                 DEBITS /
                                      SECURITY    PREMIER    CREDITS(1)    PRO FORMA CONSOLIDATED
                                      ---------  ----------  -----------  ------------------------
                                                 (In thousands, except per share data)
Interest income                       $  20,793  $   5,696   $         -  $                26,489
Interest expense                          9,783      2,972             -                   12,755
                                      ---------  ----------  -----------  ------------------------
Net interest income                      11,010      2,724             -                   13,734
Provision for loan losses                 2,496        468             -                    2,964
                                      ---------  ----------  -----------  ------------------------
Net interest income after provision       8,514      2,256             -                   10,770
Noninterest income                        2,743        524             -                    3,267
Noninterest expense (2,3)                11,004      3,086             -                   14,090
                                      ---------  ----------  -----------  ------------------------
Pretax income (loss)                        253       (306)            -                      (53)
Income tax expense (benefit)                235       (104)            -                      131
                                      ---------  ----------  -----------  ------------------------
Net income (loss)                     $      18  $    (202)  $         -  $                  (184)
                                      =========  ==========  ===========  ========================

PER COMMON SHARE:
Basic earnings (loss)                 $    0.00  $   (0.07)  $         -  $                 (0.03)
Diluted earnings (loss)               $    0.00  $   (0.07)  $         -  $                 (0.03)

AVERAGE:
Shares outstanding - basic                4,354      2,703         1,149                    5,503
Shares outstanding - diluted              4,429      2,703         1,149                    5,578

1 Proposed merger funded with 1,148,724 shares of First Security common stock at $10 per share.
2 First Security adopted FAS 141 and FAS 142 regarding Business Combinations, Goodwill &
  Intangible Assets; and, thus,
     will identify any core deposit intangible asset, as well as any other intangible assets and goodwill.
     Identifiable intangible assets will be amortized over their useful lives. Goodwill will be measured periodically
     for impairment and, if necessary, written-down accordingly.
3 First Security believes that the book value of the depreciable fixed assets approximates their market values;
     therefore, we do not anticipate a change in the depreciation expense as a result of purchase accounting.

                          DESCRIPTION OF FIRST SECURITY

BUSINESS

     The disclosures made in this document, together with the following information which is specifically incorporated by reference into this document, describe the business of First Security:

     (1) First Security's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     (2) First Security's Quarterly Report on Form 10-Q for the quarter ended March 30, 2002.

     (3) First Security's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

     (4) First Security's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

     (5) First Security's Current Reports on Form 8-K dated March 26, April 3, May 10, May 28, June 6, August 16, November 4 and November 27, 2002 and January 10, 2003.

MANAGEMENT AND ADDITIONAL INFORMATION

     Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to First Security is set forth in First Security's Annual Report on Form 10-K for the year ended December 31, 2001 which is incorporated into and accompanies this document. See "Where You Can Find More Information" on page 48.

                             DESCRIPTION OF PREMIER

BUSINESS

     The disclosures made in this document, together with the following information which is specifically incorporated by reference into this document, describe the business of Premier:

     (1) Premier's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

     (2) Premier's Quarterly Report on Form 10-QSB for the quarter ended March 30, 2002.

     (3) Premier's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

     (4) Premier's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

     (5) Premier's Current Reports on Form 8-K filed October 24 and December 3, 2002 and February 1, 2003.

MANAGEMENT AND ADDITIONAL INFORMATION

     Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Premier is set forth in Premier's Annual Report on Form 10-KSB for the year ended December 31, 2001 which is incorporated into and accompanies this document. See "Where You Can Find More Information" on page 48.

                                    EXPERTS

     The consolidated financial statements of First Security as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which are incorporated by reference into and accompany this Proxy Statement/Prospectus, have been audited by Joseph Decosimo and Company, LLP, independent certified public accountants, as stated in their reports which are incorporated by reference into and accompany this Proxy Statement/Prospectus, and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Premier as of December 31, 2001 and December 31, 2000 and for each of the three years in the period ended December 31, 2001 which are incorporated by reference into and accompany this Proxy Statement/Prospectus have been audited by Porter Keadle Moore, LLP, independent certified public accountants, as stated in their reports which are incorporated by reference into and accompany this Proxy Statement/Prospectus, and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The legality of the shares of First Security common stock to be issued in the merger and certain tax consequences of the merger have been passed upon by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, which has acted as counsel to First Security and Dalton Whitfield in connection with the merger.

                                  OTHER MATTERS

     The management team of Premier does not know of any matters to be brought before the special meeting of Premier shareholders, other than those described above. If any other matters properly come before such meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

                       WHERE YOU CAN FIND MORE INFORMATION
                        ABOUT FIRST SECURITY AND PREMIER

     First Security files annual, quarterly and special reports, proxy statements and other information with the SEC. You can receive copies of such reports, proxy statements, and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy statements and other information at the public reference facilities and at the regional offices of the SEC, Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants such as First Security that file electronically with the SEC. The address of the SEC Web site is www.sec.gov.

     First Security has filed with the SEC a registration statement on Form S-4 to register the shares that First Security will issue to Premier shareholders. This document is a part of the registration statement. This Proxy Statement/Prospectus does not include all of the information contained in the registration statement. For further information about First Security and the securities offered by this Proxy Statement/ Prospectus, you should review the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the SEC's public reference facilities at the addresses listed above.

     The SEC and the OCC allow First Security and Premier to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the SEC (in the case of First Security) or the OCC (in the case of Premier). The information incorporated by reference is deemed to be a part of document, except for any information superseded by information contained directly in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that First Security and Premier have previously under the Exchange Act. These documents contain important information about First Security and Premier.

     Documents filed by First Security with the SEC:
     ----------------------------------------------

          (a) First Security's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

          (b) First Security's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

          (c) First Security's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

          (d) First Security's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002; and

          (e) First Security's Current Reports on Form 8-K dated March 26, 2002; April 3, 2002; May 10, 2002; May 28, 2002; June 6, 2002;
               August 16, 2002; November 4, 2002 and November 27, 2002 and January 10, 2003.

     Documents filed by Premier with the OCC:
     ---------------------------------------

          (a) Premier's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

          (b) Premier's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002;

          (c) Premier's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002;

          (d) Premier's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002; and

          (e) Premier's Current Reports on Form 8-K filed October 24 and December 3, 2002 and February 1, 2003.

     All documents filed by First Security and Premier pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part of this Proxy Statement/Prospectus from the date of filing of such documents.

     First Security and Premier will, upon request, provide any person to whom this Proxy Statement/Prospectus is delivered a copy of all information (excluding certain exhibits) relating to First Security and Premier that has been incorporated by reference in this Proxy Statement/Prospectus.

     First Security has filed with the SEC a registration statement on Form S-4 to register the shares that First Security will issue to Premier shareholders. This document is a part of the registration statement. This Proxy Statement/Prospectus does not include all of the information contained in the registration statement. For further information about First Security and the securities offered by this Proxy Statement/ Prospectus, you should review the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the SEC's public reference facilities at the addresses listed above.

                                   APPENDIX A
                                   ----------



                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          FIRST SECURITY GROUP, INC.,

                             DALTON WHITFIELD BANK

                                      AND

                        PREMIER NATIONAL BANK OF DALTON

                                TABLE OF CONTENTS

                                                                        Page
ARTICLE 1 - TRANSACTIONS AND TERMS OF THE MERGER. . . . . . . . . . . .   5
     1.1    The Merger. . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.2    Time and Place of Closing . . . . . . . . . . . . . . . . .   5
     1.3    Effective Time. . . . . . . . . . . . . . . . . . . . . . .   6
ARTICLE 2 - TERMS OF THE MERGER . . . . . . . . . . . . . . . . . . . .   6
     2.1    Articles and Bylaws . . . . . . . . . . . . . . . . . . . .   6
     2.2    Directors and Officers of the Resulting Bank. . . . . . . .   6
ARTICLE 3 - THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.1    The Merger. . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.2    Shares Held by Seller or Buyer. . . . . . . . . . . . . . .   6
     3.3    Dissenting Shareholders . . . . . . . . . . . . . . . . . .   6
     3.4    Deductions for Taxes. . . . . . . . . . . . . . . . . . . .   7
     3.5    Escheat . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.6    Rights of Former Seller Shareholders. . . . . . . . . . . .   7
     3.7    Anti-Dilution Provisions. . . . . . . . . . . . . . . . . .   7
     3.8    Fractional Shares . . . . . . . . . . . . . . . . . . . . .   8
     3.9    Exchange Procedures . . . . . . . . . . . . . . . . . . . .   8
     3.10   Rights of Former Shareholders of Seller . . . . . . . . . .   8
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . .   9
     4.1    Organization, Standing, and Power . . . . . . . . . . . . .   9
     4.2    Authority of Seller; No Breach By Agreement . . . . . . . .   9
     4.3    Capital Stock . . . . . . . . . . . . . . . . . . . . . . .  10
     4.4    Seller Subsidiaries . . . . . . . . . . . . . . . . . . . .  10
     4.5    Financial Statements. . . . . . . . . . . . . . . . . . . .  11
     4.6    Absence of Undisclosed Liabilities. . . . . . . . . . . . .  11
     4.7    Absence of Certain Changes or Events. . . . . . . . . . . .  12
     4.8    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.9    Allowance for Possible Loan Losses. . . . . . . . . . . . .  13
     4.10   Assets. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.11   Intellectual Property . . . . . . . . . . . . . . . . . . .  14
     4.12   Environmental Matters.. . . . . . . . . . . . . . . . . . .  14
     4.13   Compliance with Laws. . . . . . . . . . . . . . . . . . . .  15
     4.14   Labor Relations . . . . . . . . . . . . . . . . . . . . . .  15
     4.15   Employee Benefit Plans. . . . . . . . . . . . . . . . . . .  16
     4.16   Privacy of Customer Information . . . . . . . . . . . . . .  17
     4.17   Legal Proceedings . . . . . . . . . . . . . . . . . . . . .  18
     4.18   Reports . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.19   Statements True and Correct . . . . . . . . . . . . . . . .  18
     4.20   Regulatory Matters. . . . . . . . . . . . . . . . . . . . .  19
     4.21   State Takeover Laws . . . . . . . . . . . . . . . . . . . .  19
     4.22   Charter Provisions. . . . . . . . . . . . . . . . . . . . .  19
     4.23   Opinion of Financial Advisor. . . . . . . . . . . . . . . .  19
     4.24   Board Recommendation. . . . . . . . . . . . . . . . . . . .  19
     4.25   USA PATRIOT Act Compliance. . . . . . . . . . . . . . . . .  19
     4.26   Contracts . . . . . . . . . . . . . . . . . . . . . . . . .  20
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER AND DWB . . . . . .  20
     5.1    Organization, Standing, and Power . . . . . . . . . . . . .  20
     5.2    Authority; No Breach By Agreement . . . . . . . . . . . . .  20


                                       A-2

     5.3    Capital Stock . . . . . . . . . . . . . . . . . . . . . . .  21
     5.4    Buyer Subsidiaries. . . . . . . . . . . . . . . . . . . . .  21
     5.5    SEC Filings; Financial Statements . . . . . . . . . . . . .  21
     5.6    Absence of Undisclosed Liabilities. . . . . . . . . . . . .  22
     5.7    Absence of Certain Changes or Events. . . . . . . . . . . .  22
     5.8    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.9    Allowance for Possible Loan Losses. . . . . . . . . . . . .  22
     5.10   Intellectual Property . . . . . . . . . . . . . . . . . . .  23
     5.11   Environmental Matters . . . . . . . . . . . . . . . . . . .  23
     5.12   Compliance with Laws. . . . . . . . . . . . . . . . . . . .  23
     5.13   Employee Benefit Plans. . . . . . . . . . . . . . . . . . .  24
     5.14   Legal Proceedings . . . . . . . . . . . . . . . . . . . . .  25
     5.15   Reports . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.16   Statements True and Correct . . . . . . . . . . . . . . . .  25
     5.17   Regulatory Matters. . . . . . . . . . . . . . . . . . . . .  26
     5.18   USA PATRIOT Act Compliance. . . . . . . . . . . . . . . . .  26
ARTICLE 6 - CONDUCT OF BUSINESS PENDING CONSUMMATION. . . . . . . . . .  26
     6.1    Affirmative Covenants of Seller . . . . . . . . . . . . . .  26
     6.2    Negative Covenants of Seller. . . . . . . . . . . . . . . .  26
     6.3    Covenants of Buyer. . . . . . . . . . . . . . . . . . . . .  28
     6.4    Adverse Changes in Condition. . . . . . . . . . . . . . . .  28
     6.5    Reports . . . . . . . . . . . . . . . . . . . . . . . . . .  28
ARTICLE 7 - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . .  29
     7.1    Registration Statement; Shareholder Approval. . . . . . . .  29
     7.2    Other Offers, Etc.. . . . . . . . . . . . . . . . . . . . .  29
     7.3    Consents of Regulatory Authorities. . . . . . . . . . . . .  29
     7.4    [Reserved]. . . . . . . . . . . . . . . . . . . . . . . . .  30
     7.5    Agreement as to Efforts to Consummate . . . . . . . . . . .  30
     7.6    Investigation and Confidentiality . . . . . . . . . . . . .  30
     7.7    Press Releases. . . . . . . . . . . . . . . . . . . . . . .  31
     7.8    State Takeover Laws . . . . . . . . . . . . . . . . . . . .  31
     7.9    Charter Provisions. . . . . . . . . . . . . . . . . . . . .  31
     7.10   Employee Benefits and Contracts . . . . . . . . . . . . . .  31
     7.11   Indemnification . . . . . . . . . . . . . . . . . . . . . .  31
     7.12   Board Meetings. . . . . . . . . . . . . . . . . . . . . . .  33
     7.13   Accounting Policies . . . . . . . . . . . . . . . . . . . .  33
     7.14   Tax Treatment . . . . . . . . . . . . . . . . . . . . . . .  33
     7.15   Appointment of Director . . . . . . . . . . . . . . . . . .  33
     7.16   Shareholder Support Agreements. . . . . . . . . . . . . . .  33
ARTICLE 8 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . .  33
     8.1    Conditions to Obligations of Each Party . . . . . . . . . .  33
     8.2    Conditions to Obligations of Buyer. . . . . . . . . . . . .  34
     8.3    Conditions to Obligations of Seller . . . . . . . . . . . .  35
ARTICLE 9 - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .  36
     9.1    Termination . . . . . . . . . . . . . . . . . . . . . . . .  36
     9.2    Effect of Termination . . . . . . . . . . . . . . . . . . .  37
     9.3    Non-Survival of Representations and Covenants . . . . . . .  37
ARTICLE 10 - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .  38
     10.1   Definitions . . . . . . . . . . . . . . . . . . . . . . . .  38
     10.2   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  44
     10.3   Brokers and Finders . . . . . . . . . . . . . . . . . . . .  44


                                       A-3

     10.4   Entire Agreement. . . . . . . . . . . . . . . . . . . . . .  45
     10.5   Amendments. . . . . . . . . . . . . . . . . . . . . . . . .  45
     10.6   Waivers . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     10.7   Assignment. . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.8   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.9   Governing Law . . . . . . . . . . . . . . . . . . . . . . .  46
     10.10  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  47
     10.11  Captions; Articles and Sections . . . . . . . . . . . . . .  47
     10.12  Interpretations . . . . . . . . . . . . . . . . . . . . . .  47
     10.13  Enforcement of Agreement. . . . . . . . . . . . . . . . . .  47
     10.14  Severability. . . . . . . . . . . . . . . . . . . . . . . .  47


                                  EXHIBIT INDEX

          Exhibits      Description
          --------      -----------


          Exhibit 1     Plan of Merger

          Exhibit 2     Form of Shareholder Support Agreement

          Exhibit 3     Form of Claims/Indemnification Letter

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered
                                              ---------
into as of November 19, 2002, by and between First Security Group, Inc. ("Buyer"), a Tennessee corporation, Dalton Whitfield Bank ("DWB"), a state bank
                                                            ---
organized under the laws of the State of Georgia, and Premier National Bank of Dalton ("Seller"), a national bank organized under the laws of the United
         ------
States.

                                    PREAMBLE
                                    --------

     The respective Boards of Directors of Seller and Buyer are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Seller by Buyer pursuant to a statutory merger (the "Merger") as provided by the laws of the State of Georgia, and as otherwise set
 ------
forth in the Plan of Merger in substantially the form of Exhibit 1 (the "Plan of Merger"). At the effective time of such Merger, all outstanding shares of the capital stock of Seller shall be converted into the right to receive 0.425 shares of Buyer Common Stock as set forth herein. As a result, Seller shall merge with and into DWB, a wholly owned subsidiary of Buyer. The transactions described in this Agreement are subject to the approvals of the shareholders of Seller, applicable Regulatory Authorities, and the satisfaction of the other conditions provided in this Agreement.

     Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer's willingness to enter into this Agreement, certain of the holders of the outstanding shares of Seller Common Stock have executed and delivered to Buyer an agreement in substantially the form of
Exhibit 2 (the "Shareholder Support Agreements"), pursuant to which they have
---------       ------------------------------
agreed, among other things, subject to the terms of such Shareholder Support Agreements, to vote the shares of Seller Common Stock over which such Persons have voting power to approve and adopt this Agreement.

     Certain capitalized terms used in this Agreement are defined in Section
10.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1.
                      TRANSACTIONS AND TERMS OF THE MERGER

ARTICLE 1.1     THE MERGER.

     Pursuant to the provisions of Section 18(c) of the Federal Deposit Insurance Act and Part 14 of the Financial Institutions Code of Georgia, Premier shall be merged with and into DWB. DWB shall be the survivor of the Merger (the "Resulting Bank") and shall operate with the name Dalton Whitfield Bank.
 --------------

ARTICLE 1.2     TIME AND PLACE OF CLOSING.

     The closing of the transactions contemplated hereby (the "Closing") will
                                                               -------
take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

ARTICLE 1.3     EFFECTIVE TIME.

     The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Plan of Merger reflecting the Merger shall become effective with the Department of Banking and Finance and the Secretary of State of Georgia (the "Effective Time"). Subject to the terms and
                                    --------------
conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 10 business days following the last to occur of: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Seller approve this Agreement to the extent such approval is required by applicable Law or such later date within 30 days thereof as may be specified by Buyer.

                                   ARTICLE 2.
                               TERMS OF THE MERGER

ARTICLE 2.1     ARTICLES AND BYLAWS.

     The Articles of Incorporation of the Resulting Bank shall be the Articles of Incorporation of DWB in effect immediately prior to the Effective Time. The Bylaws of the Resulting Bank shall be the Bylaws of DWB in effect immediately prior to the Effective Time.

ARTICLE 2.2     DIRECTORS AND OFFICERS OF THE RESULTING BANK.

     The existing directors of DWB shall serve as the initial Board of Directors of the Resulting Bank until the next annual meeting of the shareholders of the Resulting Bank or until such time as their successors have been elected and qualified.

                                   ARTICLE 3.
                                   THE MERGER

ARTICLE 3.1     THE MERGER.

     Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the shareholders of any of the foregoing, each share of Seller Common Stock, excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.3 or those shares that are to be cancelled pursuant to Section 3.2, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.425 shares of Buyer Common Stock ("Exchange
                                                                        --------
Ratio").
-----

ARTICLE 3.2     SHARES HELD BY SELLER OR BUYER.

     Each of the shares of Seller Common Stock held by any Seller Entity or by any Buyer Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

ARTICLE 3.3     DISSENTING SHAREHOLDERS.

Any holder of shares of Seller Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 215a of the NBA shall be entitled to receive from Seller the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NBA and surrendered to Seller the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, Buyer shall issue and deliver the consideration to which such holder of shares of Seller Common Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Seller Common Stock held by such holder.

ARTICLE 3.4     DEDUCTIONS FOR TAXES.

     Each of Buyer and Seller shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer or Seller, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Buyer or Seller as the case may be.

ARTICLE 3.5     ESCHEAT.

     Any other provision of this Agreement notwithstanding, neither Buyer nor Seller shall be liable to a holder of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE 3.6     RIGHTS OF FORMER SELLER SHAREHOLDERS.

     At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Sections 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to Seller's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Seller in respect of such shares of Seller Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

ARTICLE 3.7     ANTI-DILUTION PROVISIONS.

     In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) is prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

ARTICLE 3.8     FRACTIONAL SHARES.

     Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by $10.00. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

ARTICLE 3.9     EXCHANGE PROCEDURES.

     Promptly after the Effective Time, Buyer shall mail or deliver to each holder of record of a certificate or certificates which represented shares of Seller Common Stock immediately prior to the Effective Time (the "Certificates")
                                                                  ------------
appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to Buyer). The Certificate or Certificates of Seller Common Stock so delivered shall be duly endorsed as Buyer may require. In the event of a transfer of ownership of shares of Seller Common Stock represented by Certificates that are not registered in the transfer records of Seller, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to Buyer, accompanied by all documents required to evidence such transfer and by evidence satisfactory to Buyer that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (a) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (b) such bond, security or indemnity as Buyer may reasonably require, and (c) any other documents necessary to evidence and effect the bona fide exchange thereof, Buyer shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Buyer may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Seller Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to Buyer and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.10. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this
Section 3.9.

ARTICLE 3.10     RIGHTS OF FORMER SHAREHOLDERS OF SELLER.

     At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.9, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Sections 3.2 and 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to Buyer's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Seller in respect of such shares of Seller Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Seller shall be entitled to vote after the Effective Time at any meeting of Buyer shareholders the number of whole shares of Buyer Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 3.9. However, upon surrender of such Certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer and DWB as follows:

ARTICLE 4.1     ORGANIZATION, STANDING, AND POWER.

     Seller is a national bank duly organized and validly existing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for Seller have been made available to Buyer for its review and, except as disclosed in
Section 4.1 of the Seller Disclosure Memorandum, are true and complete in all
-----------------------------------------------
material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.

ARTICLE 4.2     AUTHORITY OF SELLER; NO BREACH BY AGREEMENT.

     (a) Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by Seller's shareholders in accordance with this Agreement and laws of the United States, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, subject to the approval and adoption of this Agreement by the holders of two-thirds of the outstanding shares of Seller Common Stock as contemplated by
Section 8.1(a). Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller's Articles of Association or Bylaws or the certificate or Articles of Incorporation or Bylaws of any Seller Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Seller Entity, or (ii) except as disclosed in Section 4.2(b) of the Seller
                                              ----------------------------
Disclosure Memorandum, constitute or result in a Default under, or require any
---------------------
Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets, (iv) to the Knowledge of Seller, result in any Buyer Entity becoming subject to or liable for the payment of any Tax, or (v) to the Knowledge of Seller, result in any of the Assets owned by any Buyer Entity being reassessed or revalued by any Regulatory Authority.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Seller of the Merger and the other transactions contemplated in this Agreement.

ARTICLE 4.3     CAPITAL STOCK.

     (a) The authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock, of which 2,702,880 shares are issued and outstanding as of the date of this Agreement. Not more than 2,702,880 shares of Seller Common Stock will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Seller Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable, except for the assessment contemplated by 12 U.S.C. Section 55. None of the outstanding shares of Seller Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

     (b) Except as specifically contemplated by this Agreement, there are no shares of capital stock or other equity securities of Seller outstanding and no outstanding Equity Rights relating to the capital stock of Seller, and Seller is not a party to any Contract that is capable of becoming an Equity Right relating to the capital stock of Seller.

ARTICLE 4.4     SELLER SUBSIDIARIES.

     Seller has disclosed in Section 4.4 of the Seller Disclosure Memorandum
                             -----------------------------------------------
each of the Seller Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Seller Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 4.4 of the Seller Disclosure
                                  ------------------------------------
Memorandum, Seller or one of its wholly owned Subsidiaries owns all of the
----------
issued and outstanding shares of capital stock (or other equity interests) of each Seller Subsidiary. No capital stock (or other equity interest) of any Seller Subsidiary is or may become required to be issued (other than to another Seller Entity) by reason of any Equity Rights, and there are no Contracts by which any Seller Subsidiary is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Seller Subsidiary (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Seller Subsidiary. All of the shares of capital stock (or other equity interests) of each Seller Subsidiary held by a Seller Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Seller Entity free and clear of any Lien. Except as disclosed in Section 4.4 of the Seller Disclosure Memorandum, each Seller
             -----------------------------------------------
Subsidiary is either a bank, a savings association, or a corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Seller Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Each Seller Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund. The minute book and other organizational documents for each Seller Subsidiary have been made available to Buyer for its review, and, except as disclosed in Section 4.4 of the Seller Disclosure Memorandum, are true
                       -----------------------------------------------
and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

ARTICLE 4.5     FINANCIAL STATEMENTS.

     Seller has included in Section 4.5 of the Seller Disclosure Memorandum, or
                            -----------------------------------------------
has made available to Buyer, all Seller Financial Statements for periods ended prior to the date hereof and will deliver to Buyer copies of all Seller Financial Statements prepared subsequent to the date hereof. The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are and will be in accordance with the books and records of the Seller Entities, which are and will be, complete and correct and which have been and will be maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly in all material respects the financial position of the Seller Entities as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of the Seller Entities for the periods indicated. All audited Seller Financial Statements have been prepared in accordance with GAAP, and all other Seller Financial Statements have been prepared in accordance with the requirements of any Regulatory Authority to which such Seller Financial Statements were submitted.

ARTICLE 4.6     ABSENCE OF UNDISCLOSED LIABILITIES.

     No Seller Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of Seller as of December 31, 2001, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Seller Entity has incurred or paid any Liability since December 31, 2001, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 4.6 of the Seller Disclosure
                                   ------------------------------------

Memorandum, no Seller Entity is directly or indirectly liable, by guarantee,
----------
indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $25,000.

ARTICLE 4.7     ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Since December 31, 2001, except as disclosed in Section 4.7 of the Seller
                                                     -------------------------
Disclosure Memorandum, (i) to the Knowledge of Seller, there have been no
---------------------
events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and
(ii) none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in 0.

ARTICLE 4.8     TAX MATTERS.

     (a) All Seller Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

     (b) None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, assessments, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

     (c) Each Seller Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under applicable Law.

     (d) The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

     (e) None of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

     (f) During the five-year period ending on the date hereof, none of the Seller Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code and Seller has never made any election to be taxed as a Subchapter S Corporation under the Internal Revenue Code.

     (g) None of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Seller has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Seller Entities, if any, are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

     (h) Each of the Seller Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     (i) No Seller Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

ARTICLE 4.9     ALLOWANCE FOR POSSIBLE LOAN LOSSES.

     As of the date hereof (except as disclosed in Section 4.9 of the Seller
                                                   -------------------------
Disclosure Memorandum), the allowance for possible loan or credit losses (the
---------------------
"Allowance") is, and the Allowance shown on the balance sheets of Seller
 ---------
included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses inherent in the lease and loan portfolios (including accrued interest receivable) of the Seller Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Seller Entities as of the dates thereof.

ARTICLE 4.10     ASSETS.

     (a)  Except as disclosed in Section 4.10(a) of the Seller Disclosure
                                 ----------------------------------------
Memorandum or as disclosed or reserved against in the Seller Financial
----------
Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Seller Material Adverse Effect. All tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller's past practices.

     (b) All Assets which are material to Seller's business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (c)  Section 4.10(c) of the Seller Disclosure Memorandum lists each
          ---------------------------------------------------
insurance policy that names any Seller Entity as an insured. None of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 4.10(c) of the Seller Disclosure Memorandum, there are presently no claims for amounts pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies.

     (d) The Assets of the Seller Entities include all Assets required to operate the business of the Seller Entities as presently conducted.

ARTICLE 4.11     INTELLECTUAL PROPERTY.

     Each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including
sufficient rights in each copy possessed by each Seller Entity.   Each Seller
Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity's business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in Default under any of its Intellectual Property licenses. No claims or proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of Seller with respect to Intellectual Property used, sold or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, no officer or
             ------------------------------------------------
director of any Seller Entity is party to any Contract which restricts or prohibits such officer or director from engaging in activities in the financial services industry. No employee of any Seller Entity is a party to any Contract which restricts or prohibits such employee from engaging in activities competitive with any Seller Entity.

ARTICLE 4.12     ENVIRONMENTAL MATTERS.

     (a) To the Knowledge of Seller, each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

     (b) To the Knowledge of Seller, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or have any Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

     (c) To the Knowledge of Seller, during or prior to the period of (i) any Seller Entity's ownership or operation of any of the Operating Properties, (ii) any Seller Entity's participation in the management of any Participation Facility, or (iii) any Seller Entity's holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

ARTICLE 4.13     COMPLIANCE WITH LAWS.

     (a) Seller is duly chartered as a national bank under the laws of the United States. Each Seller Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as disclosed in Section
                                                                         -------
4.13 of the Seller Disclosure Memorandum, none of the Seller Entities:
----------------------------------------

          (i) is in Default under any of the provisions of its Articles of Association or Articles of Incorporation, as applicable, or Bylaws (or other governing instruments); or

          (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which, individually or in the aggregate, are could not reasonably be anticipated to have, individually or in the aggregate, a Seller Material Adverse Effect; or

          (iii) since December 31, 1998, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Seller Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, or (iii) requiring any Seller Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its business, including credit or reserve policies, its management, or the payment of dividends.

     (b) Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by all applicable Regulatory Authorities, other than examination reports prepared by the Office of the Comptroller of the Currency, have been made available to Buyer.

ARTICLE 4.14     LABOR RELATIONS.

     No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Seller Entity, pending or threatened, or to the Knowledge of Seller, is there any activity involving any Seller Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

ARTICLE 4.15     EMPLOYEE BENEFIT PLANS.

     (a) Seller has disclosed in Section 4.15 of the Seller Disclosure
                                 -------------------------------------
Memorandum, and has delivered or made available to Buyer prior to the execution
----------
of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Seller Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Seller
                                                                    ------
Benefit Plans"). Any of the Seller Benefit Plans which is an "employee pension
-------------
benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Seller ERISA Plan." Each Seller ERISA Plan which is also a "defined
             -----------------
benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Seller Pension Plan." No Seller Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All Seller Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as disclosed in Section 4.15
                                                                    ------------
of the Seller Disclosure Memorandum, each Seller ERISA Plan which is intended to
-----------------------------------
be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Seller Entity has engaged in a transaction with respect to any Seller Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Seller Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

     (c) To the Knowledge of Seller, no Seller Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 401(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Seller Pension Plan, (ii) no change in the actuarial assumptions with respect to any Seller Pension Plan, and (iii) no increase in benefits under any Seller Pension as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Seller Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Seller Entity, or the single-employer plan of any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding
                                   ---------------
deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, which is reasonably likely to have a Seller Material Adverse Effect. No Seller Entity has provided, or is required to provide, security to a Seller Pension Plan or to any single-employer plan of an ERISA

Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Seller Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate which Liability is reasonably likely to have a Seller Material Adverse Effect. No Seller Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Seller Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e)  Except as disclosed in Section 4.15 of the Seller Disclosure
                                 -------------------------------------
Memorandum, no Seller Entity has any Liability for retiree health and life
----------
benefits under any of the Seller Benefit Plans and there are no restrictions on the rights of such Seller Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Seller Material Adverse Effect.

     (f)  Except as disclosed in Section 4.15 of the Seller Disclosure
                                 -------------------------------------
Memorandum, neither the execution and delivery of this Agreement nor the
----------
consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming payable by Seller to any of its directors, officers or any employees of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirements plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have to the knowledge of Seller been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

     (h) Seller has performed all of its obligations under the Seller Benefit Plans and has made appropriate entries in their financial records and statements for all such obligations that have accrued but that are not yet due. Sellers have made all required contributions and payments under each Seller Benefit Plan for all periods through and including the Closing.

     (i) Other than routine claims for benefits, no claim against or legal proceeding involving any Seller Benefit Plan is pending or, to the Knowledge of Seller, threatened.

ARTICLE 4.16     PRIVACY OF CUSTOMER INFORMATION.

     (a) Seller is the sole owner of all individually identifiable personal information ("IIPI") relating to customers, former customers and prospective
              ----
customers that will be transferred to Buyer pursuant to this Agreement. For purposes of this Section 4.16, "IIPI" means any information relating to an identified or identifiable natural Person.

     (b) Seller's collection and use of such IIPI and the use of such IIPI by Seller as contemplated by this Agreement complies with Seller's privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy, except for such failures to comply which, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect.

ARTICLE 4.17     LEGAL PROCEEDINGS.

     Except as disclosed in Section 4.17 of the Seller Disclosure Memorandum,
                            ------------------------------------------------
there is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Seller Entity, or against any director, officer, employee or employee benefit plan of any Seller Entity, or against any Asset interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Seller Entity, that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Section
                                                                     -------
4.17 of the Seller Disclosure Memorandum contains a list of all Litigation as of
----------------------------------------
the date of this Agreement to which any Seller Entity is named as a defendant or cross-defendant or for which, to the Knowledge of Seller, any Seller Entity has any potential liability.

ARTICLE 4.18     REPORTS.

     Since December 31, 1998, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4.19     STATEMENTS TRUE AND CORRECT.

     (a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to Seller's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a Seller Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.

     (c) All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 4.20     REGULATORY MATTERS.

     No Seller Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

ARTICLE 4.21     STATE TAKEOVER LAWS.

     Each Seller Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").
                -------------

ARTICLE 4.22     CHARTER PROVISIONS.

     Each Seller Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Association, Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

ARTICLE 4.23     OPINION OF FINANCIAL ADVISOR.

     Seller has received the opinion of its financial advisor, Professional Bank Services, Inc., dated October 17, 2002, to the effect that the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Buyer.

ARTICLE 4.24     BOARD RECOMMENDATION.

     The Board of Directors of Seller, at a meeting duly called and held, has
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Seller Common Stock approve and adopt this Agreement.

ARTICLE 4.25     USA PATRIOT ACT COMPLIANCE.

     All Seller Entities are in compliance in all material respects with the provisions of the Uniting and Strengthening by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act")
                                                               ---------------
and all regulations promulgated thereunder including, but not limited to, those provisions of the USA PATRIOT Act that address money-laundering, know-your customer, account maintenance and customer verification.

ARTICLE 4.26     CONTRACTS.

     Section 4.26 of the Seller Disclosure Memorandum lists all employment,
     ------------------------------------------------
severance, consulting and other compensation Contracts between any Seller Entity and any current or former director, officer, or employee thereof.

                                   ARTICLE 5.
                 REPRESENTATIONS AND WARRANTIES OF BUYER AND DWB

     Buyer and DWB each hereby represents and warrants to Seller as follows:

ARTICLE 5.1     ORGANIZATION, STANDING, AND POWER.

     Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. DWB is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and has corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

ARTICLE 5.2     AUTHORITY; NO BREACH BY AGREEMENT.

     (a) Buyer and DWB have the corporate power and authority necessary to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer and DWB. This Agreement represents a legal, valid, and binding obligation of Buyer and DWB, enforceable against Buyer and DWB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Buyer or DWB, nor the consummation by Buyer or DWB of the transactions contemplated hereby, nor compliance by Buyer or DWB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer's or DWB's Charter, Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets, (iv) to the Knowledge of Buyer and DWB, resulting in any Seller Entity becoming subject to or liable for the payment of any Tax, or (v) to the Knowledge of Buyer and DWB, resulting in any of the Assets owned by any Seller Entity being reassessed or revalued by any Regulatory Authority.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer or DWB of the Merger and the other transactions contemplated in this Agreement.

ARTICLE 5.3     CAPITAL STOCK.

     The authorized capital stock of Buyer consists of 20,000,000 shares of Buyer Common Stock, of which 7,579,104 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Buyer Capital Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA. None of the outstanding shares of Buyer Capital Stock has been, and none of the shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Buyer. Except as disclosed in
Section 5.3 of the Buyer Disclosure Memorandum, there are no shares of capital
----------------------------------------------
stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer.

ARTICLE 5.4     BUYER SUBSIDIARIES.

     Buyer has disclosed in Section 5.4 of the Buyer Disclosure Memorandum all
                            ----------------------------------------------
of the Buyer Subsidiaries as of the date of this Agreement that are corporations and all of the Buyer Subsidiaries that are general or limited partnerships or other non-corporate entities. Each Buyer Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

ARTICLE 5.5     SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Buyer has timely filed all forms, proxy statements, registration statements, reports, schedules, and other documents filed or required to be filed by Buyer with the SEC since December 31, 1999 (the "Buyer SEC Reports"),
                                                          -----------------
and Buyer has made available to Seller each of the Buyer SEC Reports. The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Buyer Financial Statements (i) complied, or in the case of Buyer Financial Statements filed with the SEC after the date hereof, will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and (iii) fairly presented, or will fairly present, in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, or will be, subject to normal and recurring year-end adjustments which were not, or will not be, expected to be material in amount or effect.

ARTICLE 5.6     ABSENCE OF UNDISCLOSED LIABILITIES.

     No Buyer Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Buyer as of December 31, 2001, included in the Buyer Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Buyer Entity has incurred or paid any Liability since December 31, 2001, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

ARTICLE 5.7     ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Since December 31, 2001, except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 5.7 of the Buyer Disclosure Memorandum, (i) to the Knowledge of Buyer
----------------------------------------------
and DWB, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Buyer or DWB provided in 0.

ARTICLE 5.8     TAX MATTERS.

     (a) Buyer has timely filed with the appropriate Taxing authorities all Tax Returns that it is required to file and such Tax Returns are correct and complete in all material respects. Buyer is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Buyer have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any Buyer.

     (b) Buyer has not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of Buyer. Buyer has not waived any statute of limitations in respect of any Taxes, nor agreed to a Tax assessment or deficiency.

ARTICLE 5.9     ALLOWANCE FOR POSSIBLE LOAN LOSSES.

     The Allowance shown on the consolidated balance sheets of Buyer included in the most recent Buyer Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Buyer included in the Buyer Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses inherent in the lease and loan portfolios (including accrued interest receivable) of the Buyer Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Buyer Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Buyer Material Adverse Effect.

ARTICLE 5.10     INTELLECTUAL PROPERTY.

     Each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business including sufficient rights in each copy possessed by each Buyer Entity. Each Buyer Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity's business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Buyer Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Buyer and DWB threatened, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Buyer and DWB, the conduct of the business of the Buyer Entities does not infringe any Intellectual Property of any other person. No employee of any Buyer Entity is party to any Contract which restricts or prohibits such employee from engaging in activities competitive with any Buyer Entity.

ARTICLE 5.11     ENVIRONMENTAL MATTERS.

     To the Knowledge of Buyer and DWB, each Buyer Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

ARTICLE 5.12     COMPLIANCE WITH LAWS.

     Buyer is duly registered as a bank holding company under the BHC Act. Each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as disclosed in Section 5.12 of the Buyer
                                                 -------------------------
Disclosure Memorandum, none of the Buyer Entities:
---------------------

     (a) is in Default under its Charter or Bylaws (or other governing instruments); or

     (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Buyer Material Adverse Effect; or

     (c) since January 1, 1999, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or (iii) requiring any Buyer Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

ARTICLE 5.13     EMPLOYEE BENEFIT PLANS.

     (a) Buyer has delivered or made available to Seller prior to the execution of this Agreement, copies in each case of all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Buyer Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Buyer Benefit Plans"). Any of
                                                -------------------
the Buyer Benefit Plans which is an "employee pension benefit plan," as that term is defined in ERISA Section 3(2), is referred to herein as a "Buyer ERISA
                                                                   -----------
Plan."  Each Buyer ERISA Plan which is also a "defined benefit plan" (as defined
----
in Internal Revenue Code Section 414(j)) is referred to herein as a "Buyer
                                                                     -----
Pension Plan."  No Buyer Pension Plan is or has been a multiemployer plan within
------------
the meaning of Section 3(37) of ERISA.

     (b) Each Buyer Benefit Plan is in compliance with the applicable terms of such Buyer Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code in material compliance with the terms of ERISA, and in compliance with any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each Buyer ERISA Plan which is intended to be qualified under Internal Revenue Code Section 401(a) has received a favorable determination letter from the IRS, and Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Buyer and DWB, no "party in interest" (as defined in ERISA Section 3(14)) or "disqualified person" (as defined in Internal Revenue Code Section 4975(e)(2)) of any Buyer Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Internal Revenue Code Section 4975(c) or ERISA
Section 406).

     (c) For any Buyer Pension Plan, the fair market value of such Buyer Pension Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Buyer Pension Plan. For this purpose the funding status shall be determined assuming the Buyer Pension Plan will be continued indefinitely and by using the assumption set forth in the most recent actuarial statement for such Buyer Pension Plan. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Buyer Pension Plan,
(ii) no change in the actuarial assumptions with respect to any Buyer Pension Plan, and (iii) no increase in benefits under any Buyer Pension Plan as a result of Buyer Pension Plan amendments or changes in any applicable regulation which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the funding status of such Buyer Pension Plan. All contributions with respect to an Employee Benefit Plan of Buyer, or of any of its ERISA Affiliates that is subject to Internal Revenue Code Section 412 or ERISA Section 302 have or will be timely made and, with respect to any such Employee Benefit Plan, there is no Lien nor is there expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Buyer Pension Plan has a "liquidity shortfall" as defined in Internal Revenue Code Section 412(m)(5). Neither the Buyer nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Internal Revenue Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006 have been timely paid by the Buyer and by each of its ERISA Affiliates.

     (d) No Liability under Title IV of ERISA has been or is expected to be incurred by any of Buyer or its ERISA Affiliates and no event has occurred that could reasonably be anticipated to result in Liability under Title IV of ERISA being incurred by Buyer or any of its ERISA Affiliates with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Buyer Material Adverse Effect. There has been no notice of a "reportable event," within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen or terminated single employer plan of Buyer or of any ERISA Affiliate.

ARTICLE 5.14     LEGAL PROCEEDINGS.

     There is no Litigation instituted or pending, or, to the Knowledge of Buyer and DWB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders outstanding against any Buyer Entity, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Section 5.14 of the Buyer
                                                 -------------------------
Disclosure Memorandum contains a summary of all Litigation as of the date of
---------------------
this Agreement to which any Buyer Entity is a party and which names a Buyer Entity as a defendant or cross-defendant or for which, to the Knowledge of Buyer and DWB, any Buyer Entity has potential Liability.

ARTICLE 5.15     REPORTS.

     Since January 1, 1999, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5.16     STATEMENTS TRUE AND CORRECT.

     (a) No statement, certificate, instrument or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to Seller's shareholders in connection with the Shareholders Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.

     (c) All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 5.17     REGULATORY MATTERS.

     No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

ARTICLE 5.18     USA PATRIOT ACT COMPLIANCE.

     All Buyer Entities are in compliance in all material respects with the provisions of the USA PATRIOT Act and all regulations promulgated thereunder including, but not limited to, those provisions of the USA PATRIOT Act that address money-laundering, know-your customer, account maintenance and customer verification.

                                   ARTICLE 6.
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

ARTICLE 6.1     AFFIRMATIVE COVENANTS OF SELLER.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, and (ii) preserve intact its business organization and Assets and maintain its rights and franchises.

ARTICLE 6.2     NEGATIVE COVENANTS OF SELLER.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

     (a) amend the Articles of Association, Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity, or

     (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Seller Entity to another Seller Entity) except in the ordinary course of the business of Seller Entities consistent with past practices (which shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller's capital stock; or

     (d)  except for this Agreement, or as disclosed in Section 6.2(d) of the
                                                        ---------------------
Seller Disclosure Memorandum, authorize, issue, sell, pledge, encumber,
----------------------------
authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock or any other capital stock of any Seller Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

     (e) adjust, split, combine or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

     (g) grant any increase in compensation or benefits to the employees or officers of Seller; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the Seller Disclosure
                                ---------------------------------------
Memorandum; enter into or amend any severance agreements with officers of any
----------
Seller Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any Seller; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

     (h) enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Seller Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Seller Entity for material money damages or material restrictions upon the operations of any Seller Entity; or

     (l) except in the ordinary course of business, or as agreed to by Buyer in writing, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $250,000) or waive, release, compromise or assign any material rights or claims.

     (m) sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset of Seller having a book value in excess of $25,000 and any such transaction shall be in the ordinary course of Seller's business; or

     (n) take any action which would (i) materially and adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) or in Section 8.1(c), or (ii) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

ARTICLE 6.3     COVENANTS OF BUYER.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer and DWB each covenants and agrees that it shall take no action which would
(i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) or in Section 8.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Buyer Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger.

ARTICLE 6.4     ADVERSE CHANGES IN CONDITION.

     Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

ARTICLE 6.5     REPORTS.

     Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 7.
                              ADDITIONAL AGREEMENTS

ARTICLE 7.1     REGISTRATION STATEMENT; SHAREHOLDER APPROVAL.

     As soon as practicable after execution of this Agreement, Buyer shall file a registration statement with the SEC covering the Buyer Common Stock to be issued upon consummation of the Merger (the "Registration Statement") , and shall use its reasonable efforts to cause the Registration Statement to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of Buyer Common Stock upon consummation of the Merger. Seller shall furnish all information concerning it and the holders of its capital stock as Buyer may reasonably request in connection with such action. Seller shall cause the Shareholders' Meeting to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement ("Seller Shareholder
                                                            ------------------
Approval") and such other related matters as it deems appropriate.  In
--------
connection with the Shareholders' Meeting, (a) Seller shall mail the Proxy Statement/Prospectus to each of Seller's shareholders, (b) the Board of Directors of Seller shall recommend to its shareholders the approval of this Agreement, and (c) the Board of Directors and the officers of Seller shall use their reasonable efforts to obtain the Seller Shareholder Approval.

ARTICLE 7.2     OTHER OFFERS, ETC.

     (a) No Seller Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.

     (b) In addition to the obligations of Seller set forth in Section 7.2(a), as promptly as practicable, and in any event within one business day after any of the executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

     (c) Seller and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2, by any Affiliate or Representative of any Seller Entity shall be deemed to be a breach of this Section 7.2 by Seller.

ARTICLE 7.3     CONSENTS OF REGULATORY AUTHORITIES.

     Buyer shall promptly prepare and file with the relevant Regulatory Authorities all necessary applications relating to the transactions contemplated by this Agreement (including the Merger). Seller agrees to cooperate with Buyer


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and to use its reasonable efforts to (i) assist Buyer in the preparation and filing of all necessary documentation to effect all applications, notices, petitions and filings, and (ii) obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

ARTICLE 7.4     [RESERVED]

ARTICLE 7.5     AGREEMENT AS TO EFFORTS TO CONSUMMATE.

     Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Section 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

ARTICLE 7.6     INVESTIGATION AND CONFIDENTIALITY.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit such other Party to make or cause to be made such investigation of its business, properties, financial and legal conditions (including the business, properties, financial and legal conditions of Subsidiaries) as the investigating Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to


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preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

ARTICLE 7.7     PRESS RELEASES.

     Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any of the transactions contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

ARTICLE 7.8     STATE TAKEOVER LAWS.

     Each Seller Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

ARTICLE 7.9     CHARTER PROVISIONS.

     Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Association, Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

ARTICLE 7.10     EMPLOYEE BENEFITS AND CONTRACTS.

     Following the Effective Time, Buyer shall provide generally to officers and employees of the Seller Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Buyer Entities to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of Buyer retirement plans) benefit accrual under Buyer's employee benefit plans, the service of the employees of the Seller Entities prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans.
Seller agrees to cooperate with Buyer in the transition of its employee benefit plans following the Effective Time including, but not limited to, the termination of its 401(k) Plan Administrator so as to allow Buyer's 401(k) Plan Administrator to manage all funds of all of Buyer's employees including the funds of Seller's employees after the Effective Time.

ARTICLE 7.11     INDEMNIFICATION.

     (a) For a period of four years after the Effective Time, Buyer and DWB shall each indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Seller Entities (each, an "Indemnified
                                                                 -----------
Party") against all Liabilities arising out of actions or omissions arising out
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of the Indemnified Party's service or services as directors, officers, employees or agents of Seller or, at Seller's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable law and by Seller's Articles of Association and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by Seller is required to effectuate any indemnification, Seller shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified
Party.

     (b) Buyer shall use its reasonable efforts (and Seller shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time Seller's existing directors' and officers' liability insurance policy (provided that Buyer or Seller may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or
(ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Buyer shall not be obligated to make annual premium payments for any year during such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Seller's directors and officers, 150% of the annual premium payments on Seller's current policy in effect as of the date of this Agreement (the "Maximum
                                                                -------
Amount").  If the amount of the premiums necessary to maintain or procure such
------
insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium not exceeding the Maximum Amount.

     (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent; and provided further that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.11.

     (e) The provisions of this Section 7.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.


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ARTICLE 7.12     BOARD MEETINGS.

     From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement, Seller agrees to give not less than two days' prior notice of all meetings of Seller's Board of Directors and Buyer and Seller agree that Buyer shall be entitled to have representatives attend all such Board Meetings; provided, that Seller shall have the right to exclude such representatives during discussions relating to (i) this Agreement or any of the transactions contemplated hereby, (ii) any matter the Seller Board of Directors deems, in its sole discretion, to be a confidential matter, or (iii) a matter which Seller determines, in its sole discretion, would result in a conflict of interest for the Board of Seller.

ARTICLE 7.13     ACCOUNTING POLICIES.

     Buyer and Seller shall consult with respect to the character, amount and timing of restructuring and merger-related expense charges to be taken by Buyer or Seller in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by Buyer and Seller.

ARTICLE 7.14     TAX TREATMENT.

     Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to qualify for, and to take no action which would cause the Merger not to qualify for, treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

ARTICLE 7.15     APPOINTMENT OF DIRECTOR.

     As soon as practicable following the Effective Time, Buyer shall, subject to regulatory approval, elect Harold Anders to serve on Buyer's Board of Directors until the Buyer's 2003 Annual Meeting of Shareholders and until his successor is elected and qualified.

ARTICLE 7.16     SHAREHOLDER SUPPORT AGREEMENTS.

     Seller shall use its reasonable best efforts to cause each of the executive officers and directors of Seller and each of the holders of 10% or more of the outstanding shares of Seller Common Stock to execute and deliver to Buyer a Shareholder Support Agreement.

                                   ARTICLE 8.
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

ARTICLE 8.1     CONDITIONS TO OBLIGATIONS OF EACH PARTY.

     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer and Seller pursuant to Section 10.6:

     (a)  Shareholder Approval.  The shareholders of Seller shall have adopted
          --------------------
and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and the provisions of the governing instruments of Seller.

     (b)  Regulatory Approvals.  All Consents of, filings and registrations
          --------------------
with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent


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obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (c)  Consents and Approvals.  Each Party shall have obtained any and all
          ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

     (d)  Legal Proceedings.  No court or governmental or Regulatory Authority
          -----------------
of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     (e)  Registration Statement.  At the time of mailing the Proxy
          ----------------------
Statement/Prospectus to Seller's shareholders in connection with the Shareholders' Meeting and thereafter through the Effective Time, the Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Exchange Act relating to the issuance or trading of the shares of Buyer Common Stock issuable pursuant to the Merger shall have been received.

     (f)  Tax Matters.  Seller and Buyer shall have received a written
          -----------
opinion of counsel for Buyer in form reasonably satisfactory to Seller and Buyer (the "Tax Opinion"), to the effect that for federal income tax purposes (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) the exchange in the Merger of Seller Common Stock for Buyer Common Stock will not give rise to gain or loss to the stockholders of Seller with respect to such exchange (except to the extent of cash received in lieu of fractional shares), (c) neither Seller nor Buyer will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, counsel for Buyer shall be entitled to rely upon representations of officers of

ARTICLE 8.2     CONDITIONS TO OBLIGATIONS OF BUYER.

     The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to
Section 10.6(a):

     (a)  Representations and Warranties.  For purposes of this Section 8.2(a),
          ------------------------------
the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 4.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.3, 4.20, 4.21 and 4.22 shall be true and correct in all material respects.


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There shall not exist inaccuracies in the representations and warranties of
Seller set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.20, 4.21 and 4.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b)  Performance of Agreements and Covenants.  Each and all of the
          ---------------------------------------
agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c)  Certificates.  Seller shall have delivered to Buyer (i) a certificate,
          ------------
dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Seller and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Seller's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

     (d)  Opinion of Seller's Counsel.  Buyer shall have received an opinion of
          ---------------------------
Smith, Gambrell & Russell, LLP, counsel to Seller, dated as of the Closing, in form and substance reasonably satisfactory to Buyer.

     (e)  Maximum Number of Dissenters.  The number of shares of Seller Common
          ----------------------------
Stock who dissent from the Merger shall not exceed 5% of Seller's outstanding shares.

     (f)  Loan Loss Provision.  Seller shall not, after the date of this
          -------------------
Agreement and before the Effective Time, have made a provision to its Allowance relating to its loans outstanding as of the date of this Agreement.

     (g)  Loan.  Seller shall have sold the collateral associated with the
          ----
Industrial Solutions, Inc. loan for at least $700,000 or, alternatively, Buyer shall be satisfied, in its sole discretion, with the status of such credit.

     (h)  Claims/Indemnification Letters.  Each of the directors and officers of
          ------------------------------
Seller shall have executed

ARTICLE 8.3     CONDITIONS TO OBLIGATIONS OF SELLER.

     The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to
Section 10.6(b):

     (a)  Representations and Warranties.  For purposes of this Section 8.3(a),
          ------------------------------
the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Buyer set forth in Section 5.7 shall be true and correct in all material respects. There


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shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Section 5.3 and Section 5.17) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements
         ---------------------------------------
and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. Buyer shall have delivered to Seller (i) a certificate,
         ------------
dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Buyer and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

     (d) Opinion of Buyer's Counsel. Seller shall have received an opinion of
         --------------------------
Powell, Goldstein, Frazer & Murphy LLP, counsel to Buyer, dated as of the Effective Time, in form and substance reasonably acceptable to Seller.

                                   ARTICLE 9.
                                   TERMINATION

ARTICLE 9.1     TERMINATION.

     Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

     (a) By mutual consent of the Board of Directors of Buyer and the Board of Directors of Seller;

     (b) By the Board of Directors of either Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and
Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the nonterminating Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the transactions contemplated by this Agreement under the standard set forth in
Section 8.2(a) of this Agreement in the case of termination by Buyer and Section 8.3(a) of this Agreement in the case of termination by Seller; or

     (c) By the Board of Directors of either Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Seller and
Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the


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nonterminating Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

     (d) By the Board of Directors of either Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and
Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

     (e) By the Board of Directors of Buyer or Seller in the event that the transactions contemplated by this Agreement shall not have been consummated on or before June 30, 2003, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

     (f) By the Board of Directors of Buyer or Seller (provided that neither the terminating Party nor any of its Subsidiaries is then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Seller and
Section 8.3(a) in the case of Buyer or in material breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the transactions contemplated by this Agreement (other than as contemplated by Section 9.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in
Section 9.1(e) of this Agreement; or

     (g) By the Board of Directors of either Buyer or Seller if, after the date hereof, a Material Adverse Effect in the financial condition or business of the non-terminating Party shall have occurred or the non-terminating Party shall have suffered loss or damage to any of its properties or Assets, which change, loss or damage results in a Material Adverse Effect on the non-terminating Party.

ARTICLE 9.2     EFFECT OF TERMINATION.

     (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that the provisions of this Section 9.2 and Article 10 shall survive any such termination and abandonment.

     (b) Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to Sections 9.1(b), 9.1(c) or 9.1(g), the breaching Party agrees to pay the non-breaching Party, as liquidated damages,
(i) an amount equal to the non-breaching Party's reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000 in the case of a nonwillful breach, or (ii) $500,000 in the case of a willful breach, which sums represent compensation for the non-breaching Party's loss as a result of the transactions contemplated by this Agreement not being consummated. Final settlement with respect to payment of such fees shall be made within thirty (30) days after the termination of this Agreement. This Section 9.2(b) shall be the non-breaching Party's sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 9.3     NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.

     The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this
Section 9.3 and Articles 1, 2, 3 and 10.

                                   ARTICLE 10.
                                  MISCELLANEOUS

ARTICLE 10.1     DEFINITIONS.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "ACQUISITION PROPOSAL" means any proposal (whether communicated to Seller or publicly announced to Seller's shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent (10%) or more of the consolidated assets of Seller as reflected on Seller's consolidated statement of condition prepared in accordance with GAAP.

     "ACQUISITION TRANSACTION" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or "Group" (other than Buyer or any of its Affiliates) of 5% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "Group" (other than Buyer or any of its Affiliates) beneficially owning 5% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or
(iii) any liquidation or dissolution of Seller.

     "AFFILIATE" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "ASSETS" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BHC ACT" means the federal Bank Holding Company Act of 1956, as amended.

     "BUYER CAPITAL STOCK" means, collectively, the Buyer Common Stock, the Buyer Preferred Stock and any other class or series of capital stock of Buyer.

     "BUYER COMMON STOCK" means the $.01 par value common stock of Buyer.

     "BUYER DISCLOSURE MEMORANDUM" means the written information entitled "Buyer Disclosure Memorandum" delivered prior to the date of this Agreement to Seller describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "BUYER ENTITIES" means, collectively, Buyer and all Buyer Subsidiaries.

     "BUYER FINANCIAL STATEMENTS" means (i) the consolidated audited balance sheets (including related notes and schedules, if any) of Buyer as of December 31, 2001 and 2000, and the related consolidated audited statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2001, 2000 and 1999, as set forth in the Buyer SEC Reports, (ii) the consolidated unaudited balance sheet of Buyer (including related notes and schedules, if any) as of September 30, 2002 and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2002, as set forth in the Buyer SEC Reports, and (iii) any financial statements of Buyer set forth in any filings made by Buyer with the SEC during the period commencing on the date hereof and ending on the earlier to occur of the Effective Time or the termination of this Agreement.

     "BUYER MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, cash flows, or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Buyer Material Adverse Effect" shall not be deemed to include the impact of (A) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior informed written Consent of Seller in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Buyer, including reasonable expenses incurred by Buyer in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Buyer to, this Agreement or any of the transactions contemplated by this Agreement, or (F) changes in the market price or trading volume of Buyer Common Stock.

     "BUYER SUBSIDIARIES" means the Subsidiaries of Buyer, which shall include the Buyer Subsidiaries described in Section 5.4 and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

     "CLOSING DATE" means the date on which the Closing occurs.

     "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement, dated September 18, 2002, between Seller and Buyer.

     "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "DEFAULT" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

     "EMPLOYEE BENEFIT PLAN" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

     "ENVIRONMENTAL LAWS" means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended,
               ------
42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions,
                         ----
discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "EQUITY RIGHTS" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any entity which together with Seller would be treated as a single employer under Code Section 414.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXHIBITS" 1, 2 and 3, inclusive, mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "GAAP" means accounting principles generally accepted in the United States of America , consistently applied during the periods involved.

     "HAZARDOUS MaTERIAL" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

     "INTELLECTUAL PROPERTY" means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge after due inquiry of those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief executive officer, chief financial officer, chief accounting officer, chief operating officer, general counsel, and any assistant or deputy general counsel of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

     "LAW" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) as to a Person that is a depository institution, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

     "LITIGATION" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOSSES" means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

     "MATERIAL" or "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "OPERATING PROPERTY" means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" means either Seller, Buyer or DWB, and "PARTIES" means Seller, Buyer and DWB.

     "PERMIT" means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT/PROSPECTUS" means the proxy statement/prospectus contained in the Registration Statement.

     "REGULATORY AUTHORITIES" means, collectively, the SEC, the Board of the Governors of the Federal Reserve System, the Office of Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

     "REPRESENTATIVE" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

     "SEC" means the United States Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES LAWS" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "SELLER COMMON STOCK" means the $5.00 par value common stock of Seller.

     "SELLER DISCLOSURE MEMORANDUM" means the written information entitled "Seller Disclosure Memorandum" delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "SELLER ENTITIES" means, collectively, Seller and all Seller Subsidiaries.

     "SELLER FINANCIAL STATEMENTS" means (i) the audited balance sheets of Seller as of December 31, 2001 and 2000 (including related notes and schedules, if any), and the related audited statements of income, changes in shareholders' equity, and cash flows for each of the three fiscal years ended December 31, 2001, 2000 and 1999 (including related notes and schedules, if any), (ii) the unaudited balance sheet of Seller (including related notes and schedules, if any) as of September 30, 2002 and the related statements of income, changes in shareholders' equity, and cash flows for the nine months ended September 30, 2002 (including related notes and schedules, if any), and (iii) all Seller Call Reports filed during the period commencing January 1, 2000 and ending on the earlier to occur of the Effective Time or the termination of this Agreement.

     "SELLER MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, cash flows, or results of operations of Seller and its Subsidiaries, taken as a whole, or
(ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (A) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior informed written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Seller, including reasonable expenses incurred by Seller in consummating the transactions contemplated by this Agreement.

     "SELLER SUBSIDIARIES" means the Subsidiaries of Seller, if any, which shall include the Seller Subsidiaries described in Section 4.4 and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Seller in the future and held as a Subsidiary by Seller at the Effective Time.

     "SHAREHOLDERS' MEETING" means the meeting of the shareholders of Seller to be held pursuant to Section 2.1, including any adjournment or adjournments thereof.

     "SUBSIDIARIES" means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "TAX" or "TAXES" means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

     "TAX RETURN" means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (a) The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

TERM                           PAGE     TERM                                PAGE
Agreement. . . . . . . . . . . . 5      Indemnified Party. . . . . . . . . . .30
Allowance. . . . . . . . . . . .13      Individually Identifiable Personal
Buyer. . . . . . . . . . . . . . 5        Information. . . . . . . . . . . . .17
Buyer Benefit Plans. . . . . . .23      Maximum Amount . . . . . . . . . . . .31
-------------------                     Plan of Exchange . . . . . . . . . . . 5
Buyer ERISA Plan . . . . . . . .23      Registration Statement . . . . . . . .28
Buyer Pension Plan . . . . . . .23      Seller . . . . . . . . . . . . . . . . 5
Buyer SEC Reports. . . . . . . .20      Shareholder Support Agreements . . . . 5
Certificates . . . . . . . . . . 7      Takeover Laws. . . . . . . . . . . . .18
Closing. . . . . . . . . . . . . 5
Effective Time . . . . . . . . . 5

     (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

ARTICLE 10.2     EXPENSES.

     Buyer and Seller shall each pay one-half of the printing and mailing fees for the Proxy Statement/ Prospectus. Except as otherwise provided in this
Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

ARTICLE 10.3     BROKERS AND FINDERS.

     Except for Professional Bank Services, Inc. as to Seller and except for The Carson Medlin Company as to Buyer, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker's representing or being retained by or allegedly representing or being retained by Seller or by Buyer, each of Seller and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim. Seller has provided to Buyer a copy of Buyer's engagement letter with Professional Bank Services, Inc.

ARTICLE 10.4     ENTIRE AGREEMENT.

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section (b), for the Confidentiality Agreement). Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.10, 7.11 and 7.15.

ARTICLE 10.5     AMENDMENTS.

     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Board of Directors of each Party, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modified in any material respect the consideration to be received by holders of Seller Common Stock without the further approval of such shareholders.

ARTICLE 10.6     WAIVERS.

     (a) Prior to or at the Effective Time, Buyer, acting through its chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

     (b) Prior to or at the Effective Time, Seller, acting through its chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

ARTICLE 10.7     ASSIGNMENT.

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

ARTICLE 10.8     NOTICES.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

               Seller:              Premier National Bank of Dalton
                                    P. O. Box 2168
                                    Dalton, Georgia 30722
                                    Facsimile Number:  (706) 217-1742
                                    Attention:  Johnny R. Myers

               Copy to Counsel:     Smith, Gambrell & Russell, LLP
                                    1230 Peachtree Street, N.E., Suite 3100
                                    Atlanta, Georgia 30309-3592
                                    Facsimile Number: (404) 685-7058
                                    Attention:  Robert C. Schwartz, Esq.

               Buyer and DWB:       First Security Group, Inc.
                                    817 Broad Street
                                    Chattanooga, Tennessee 37402
                                    Facsimile Number:  (423) 308-2081
                                    Attention:  Rodger B. Holley

               Copy to Counsel:     Powell, Goldstein, Frazer & Murphy LLP
                                    Sixteenth Floor
                                    191 Peachtree Street
                                    Atlanta, Georgia 30303
                                    Facsimile Number:  (404) 572-6999
                                    Attention:  Kathryn L. Knudson, Esq.

ARTICLE 10.9     GOVERNING LAW.

     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia (except to the extent the Merger is governed by the NBA). The Parties all expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of Whitfield County, Georgia. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law,
(a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

ARTICLE 10.10     COUNTERPARTS.

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

ARTICLE 10.11     CAPTIONS; ARTICLES AND SECTIONS.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

ARTICLE 10.12     INTERPRETATIONS.

     No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

ARTICLE 10.13     ENFORCEMENT OF AGREEMENT.

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE 10.14     SEVERABILITY.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

                                          BUYER:

                                          FIRST SECURITY GROUP, INC.

                                          By:    /s/ Rodger B. Holley
                                                 -------------------------------
                                                 Rodger B. Holley
                                                 President


                                          DWB:

                                          DALTON WHITFIELD BANK

                                          By:    /s/ J. Alan Wells
                                                 -------------------------------
                                                 J. Alan Wells
                                                 President


                                          SELLER:

                                          PREMIER NATIONAL BANK OF DALTON

                                          By:    /s/ Johnny R. Myers
                                                 -------------------------------
                                                 Johnny R. Myers
                                                 President

                                    EXHIBIT 1
                                    ---------

                             FORM OF PLAN OF MERGER

                                 PLAN OF MERGER


     THIS PLAN OF MERGER (the "Plan") is made and entered into as of
                               ----
___________, 2003 by and between FIRST SECURITY GROUP, INC. (the "Buyer"), a
                                                                  -----
corporation organized and existing under the laws of the State of Tennessee, DALTON WHITFIELD BANK ("DWB"), a banking corporation charted under the laws of
                        ---
the State of Georgia, and PREMIER NATIONAL BANK OF DALTON (the "Seller"), a
                                                                ------
national bank chartered under the laws of the United States.

     A majority of the respective entire Boards of Directors of the Buyer, DWB and the Seller have approved this Plan and have authorized its execution and consummation incident to the approval, execution and delivery of the Agreement and Plan of Merger by and between the Buyer and the Seller of even date herewith (the "Merger Agreement").
      ----------------

     All terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     In consideration of the premises and of the covenants contained herein, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the Buyer, DWB and the Seller hereby make, adopt and approve this Plan and prescribe its terms and conditions, as follows:

     1.     THE MERGER.  Pursuant to the provisions of Section 18(c) of the
            ----------
Federal Deposit Insurance Act and Part 14 of the Financial Institutions Code of Georgia, Premier shall be merged with and into DWB. DWB shall be the survivor of the Merger (the "Resulting Bank") and shall operate with the name Dalton
                    --------------
Whitfield Bank. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Seller or the shareholders of any of the foregoing, each share of Seller Common Stock, excluding shares held by shareholders who perfect their statutory dissenters' rights, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive
0.425 shares of Buyer Common Stock (the "Exchange Ratio").  This Plan is and
                                         --------------
shall constitute a plan defining the rights of the parties to the Merger.

     2.     TIME AND PLACE OF CLOSING.  The closing of the transactions
            -------------------------
contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date
                          -------
that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

     3.     EFFECTIVE TIME OF THE PLAN.  The Merger and other transactions
            --------------------------
contemplated by this Agreement shall become effective on the date and at the time the Plan of Merger reflecting the Merger shall become effective with the Department of Banking and Finance and the Secretary of State of Georgia (the "Effective Time").
 --------------

     4.     ARTICLES AND BYLAWS.  The Articles of Incorporation of the Resulting
            -------------------
Bank shall be the Articles of Incorporation of DWB in effect immediately prior to the Effective Time. The Bylaws of the Resulting Bank shall be the Bylaws of DWB in effect immediately prior to the Effective Time.

     5.     DIRECTORS AND OFFICERS OF THE RESULTING BANK.  The following persons
            --------------------------------------------
shall serve as the Board of Directors of the Resulting Bank until the next annual meeting of the shareholders of the Resulting Bank or until such time as their successors have been elected and qualified.

          Clayton Causby, Chairman         Rodger Holley
          Paul Belk                        Ross Rogers
          Calvin Burger                    Maurice Sponcler
          Richard Causby                   Doug Squillario
          Jim Cleghorn                     Alan Wells
          Rob Estes

     6.     APPROVALS.  This Plan shall be submitted to the Seller's
            ---------
shareholders, and shall be ratified and confirmed by the affirmative vote of the holders of at least two-thirds of the outstanding voting capital stock of the Seller in accordance with applicable provisions of the National Bank Act (the "NBA") and bylaws of the Seller. The Seller and the Buyer shall proceed
 ---
expeditiously and cooperate fully in procuring any other consents and approvals, in taking any other actions, and in satisfying all other requirements prescribed by law or otherwise necessary or appropriate for consummation of this Plan and any other transactions contemplated hereby, including, without limitation, any approvals of the FDIC and the Georgia Department of Banking and Finance.

     7.     SHARES HELD BY THE BUYER OR THE SELLER.  Each of the shares of
            --------------------------------------
Seller Common Stock held by any Seller Entity or by any Buyer Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     8.     RIGHTS OF DISSENTING SHAREHOLDERS.  Any holder of shares of Seller
            ---------------------------------
Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 215a of the NBA shall be entitled to receive from Seller the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NBA and surrendered to Seller the certificate or certificates representing the shares for which payment is being made.

     9.     FRACTIONAL SHARES.  Notwithstanding any other provision of this
            -----------------
Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by $10.00. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     10.     ANTI-DILUTION PROVISIONS.  In the event the Buyer changes the
             ------------------------
number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) is prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     11.     RIGHTS OF FORMER SHAREHOLDERS.  At the Effective Time, the stock
             -----------------------------
transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1, each Certificate theretofore representing shares of Seller Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.

     12.     CONDITIONS PRECEDENT TO THE MERGER.  Effectuation of this Plan and
             ----------------------------------
the Merger, and the obligations of the Seller and the Buyer to consummate the Merger, are subject to the conditions specified in Article 8 of the Merger Agreement, which is incorporated herein by reference, and which may be waived as provided in Section 10.6 of the Merger Agreement, which is incorporated herein by reference.

     13.     TERMINATION.  This Plan may be terminated as provided, and with the
             -----------
effect specified, in Article 9 of the Merger Agreement which is incorporated herein by reference.

     14.     AMENDMENT.  The Buyer and the Seller, by mutual consent of their
             ---------
respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Plan in such manner as may be mutually agreed upon by them in writing any time before or after the adoption of this Plan by the Seller's shareholders; provided, however, that, after the adoption of this Plan by the Seller's shareholders, no such amendment, modification or supplement shall reduce or modify in any material respect the consideration to be exchanged for each share of Seller Common Stock, except where such change in amount is approved by the affirmative action of such shareholders as required by law.

     15.     COUNTERPARTS.  This Plan may be executed in two or more identical
             ------------
counterparts, each of which when executed and delivered by the parties hereto shall be an original, but all of which together shall constitute a single agreement.

     16.     BINDING EFFECT; GOVERNING LAW.  This Plan shall be binding upon and
             -----------------------------
inure to the benefit of the parties hereto, and their respective shareholders, successors and assigns, and shall be governed by, and construed in accordance with, the laws of the State of Georgia.


                            [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the Buyer, DWB and Seller have caused this Plan to be executed by their duly authorized officers and their corporate seals to be hereunto affixed and attested as of the date first above written.


                                             FIRST  SECURITY  GROUP,  INC.
ATTEST:


                                             By:
----------------------------------              ------------------------------
                                             Name:
                                                 -----------------------------
                                             Title:
                                                   ---------------------------

[CORPORATE  SEAL]


                                             DALTON  WHITFIELD  BANK,  INC.
ATTEST:


                                             By:
----------------------------------              ------------------------------
                                             Name:
                                                 -----------------------------
                                             Title:
                                                   ---------------------------

[CORPORATE  SEAL]


                                             PREMIER NATIONAL BANK OF DALTON
ATTEST:


                                             By:
----------------------------------              ------------------------------
                                             Name:
                                                 -----------------------------
                                             Title:
                                                   ---------------------------

[BANK  SEAL]

                                    EXHIBIT 2
                                    ---------

                      FORM OF SHAREHOLDER SUPPORT AGREEMENT

                                SUPPORT AGREEMENT
                                -----------------

     THIS SUPPORT AGREEMENT ("Agreement") is made and entered into as of the _____ day of _______, 2002, by and between the undersigned,
_____________________, a resident of Georgia, and First Security Group, Inc., a corporation organized and existing under the laws of the State of Tennessee ("FSG").

     FSG, Dalton Whitfield Bank ("DWB"), a bank organized and existing under the laws of the State of Georgia, and Premier National Bank of Dalton, a bank organized and existing under the laws of the United States ("Premier"), have entered into an Agreement and Plan of Merger, dated November 19, 2002 (the "Merger Agreement"). The Merger Agreement generally provides for the merger of Premier with and into DWB (the "Merger") and the conversion of the issued and outstanding shares of the common stock of Premier ("Premier Common Stock") into shares of common stock of FSG. The Merger Agreement is subject to the affirmative vote of the shareholders of Premier, the receipt of certain regulatory approvals and the satisfaction of other conditions.

     The undersigned is a member of the Board of Directors of Premier and is the owner of ________ shares of Premier Common Stock and has rights by option or otherwise to acquire _______ additional shares of Premier Common Stock (collectively, the "Shares"). In order to induce FSG to enter into the Merger Agreement, the undersigned is entering into this Agreement with FSG to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of Premier with respect to the Shares until consummation of the Merger.

     NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

          1 Without the prior written consent of FSG, which consent shall not be unreasonably withheld, the undersigned shall not transfer, sell, assign, convey, or encumber any of the Shares during the term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, and 3 of this Agreement as fully as the undersigned, or (iii) to FSG pursuant to the terms of the Merger Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein. Further, except with respect to the Merger, the undersigned shall not during the term of this Agreement approve or ratify any agreement or contract pursuant to which the Shares would be transferred to any other party as a result of a consolidation, merger, share exchange, or acquisition.

          2 The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger at any meeting of shareholders of Premier called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent, or other approval with respect to the Merger Agreement or the Merger is sought. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to FSG upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

          3 Except as otherwise provided in this Agreement, at any meeting of shareholders of Premier or at any adjournment thereof or any other circumstances upon which their vote, consent, or other approval is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) against
(i) any merger agreement, share exchange or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, recapitalization, dissolution, liquidation, or winding-up of or by Premier or (ii) any amendment of Premier's Articles of Association or Bylaws or other proposal or transaction involving Premier or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.

          4 The undersigned acknowledges and agrees that FSG could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that FSG, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

          5 Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          6 The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) June 30, 2003, or such date to which the Merger Agreement is extended; or (ii) the date on which the Merger Agreement is terminated under Section 9.1 thereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

As  to  the  undersigned,
signed  in  the  presence  of:

      ______________________________            ___________________________

Name: ______________________________
(Please print or type)


FIRST SECURITY GROUP, INC.

By:  ________________________________
Rodger B. Holley, President


(632237)

                                    EXHIBIT 3
                                    ---------

                      FORM OF CLAIMS/INDEMNIFICATION LETTER

                          CLAIMS/INDEMNIFICATION LETTER
                             _______________, 200__


First Security Group, Inc.
817 Broad Street
Chattanooga, TN  37402

Dalton Whitfield Bank
401 S. Thornton Avenue
Dalton, GA  30720

Ladies and Gentlemen:

     This letter is delivered pursuant to Section 8.2(h) of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 19, 2002, by and between First Security Group, Inc. ("FSG"), Dalton Whitfield Bank ("DWB") and Premier National Bank of Dalton ("Premier") which provides for the merger (the "Merger")of Premier with and into DWB.

     All capitalized terms that are not defined in this letter shall have the same meanings as defined in the Merger Agreement.

     Section 7.11 of the Merger Agreement provides that FSG and/or DWB shall provide directors' and officers' liability insurance and indemnification to me, as an officer or director of Premier.

     In my capacity as an officer or director of Premier, I am not aware that I have any claims against Premier, other than claims for (a) salaries, wages or other compensation, employee benefits, reimbursement of expenses or workers compensation arising out of my employment through the Effective Time of the Merger and (b) routine deposit, loan and other banking transactions conducted in the ordinary course of business with Premier, as applicable.

     I hereby release Premier, DWB and FSG from any and all claims which I am aware that I have against any of them in my capacity as an officer or director of Premier, as applicable, other than those claims referred to in the preceding paragraph.


                            (Signatures on Next Page)

     FSG and DWB acknowledge the assumption by FSG and DWB, as applicable, of the liabilities specified in Section 7.11 of the Merger Agreement.


                                        Very truly yours,



                                        -------------------------------------
                                        Signature of Officer or Director


                                        -------------------------------------
                                        Printed Name of Officer or Director


     On behalf of FSG, I hereby acknowledge receipt of this letter and affirm the assumption by FSG of the liabilities described in Section 7.11 of the Merger Agreement, as of this _____ day of __________, 200__.


                                        FIRST SECURITY GROUP, INC.


                                        By:
                                           ----------------------------------
                                               Rodger B. Holley
                                               President


     On behalf of DWB, I hereby acknowledge receipt of this letter and affirm the assumption by DWB of the liabilities described in Section 7.11 of the Merger Agreement, as of this ____ day of __________, 200__.


                                        DALTON WHITFIELD BANK


                                        By:
                                           ----------------------------------
                                               J. Alan Wells

                                   APPENDIX B
                       EXCERPT FROM THE NATIONAL BANK ACT
                  RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS


SECTION 214A(B)

                        RIGHTS OF DISSENTING SHAREHOLDERS

     A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

                                   APPENDIX C
                                   ----------

                                FAIRNESS OPINION


                [LETTERHEAD OF PROFESSIONAL BANK SERVICES, INC.]


                                October 17, 2002



Board of Directors
Premier National Bank
2918 East Walnut Avenue
Dalton, Georgia  30722

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Premier National Bank, Dalton, Georgia (the "Company" or the "Bank") of the proposed merger of the Company with First Security Group, Inc., Chattanooga, Tennessee ("First Security") (the "Merger"). In the proposed Merger, Company shareholders will receive 0.425 First Security common shares per Company common share or an aggregate of 1,148,724 First Security common shares for all 2,702,880 Company common shares outstanding, subject to adjustment, as further defined in the
Agreement and Plan of Share Exchange by and between First Security and the Company (the "Agreement"). On October 11, 2002, the proposed consideration to be received represents an aggregate value of $11,487,000 or $4.25 per Company common share based on the results of First Security's March 19, 2002 non-underwritten private placement at $10.00 per share, as well as, the most recent trading price of First Security of $10.00 per common share disclosed to us by First Security.

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions, and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes.

The Company and PBS hereby acknowledge PBS provides ongoing consulting services to First Security Group, Inc. in connection with loan review and internal audit. These services have also included providing First Security Group, Inc. and the Company, jointly, due diligence assistance and loan review services in assessing the Company's loan portfolio and reserve adequacy in contemplation of the Merger.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company including:

-    December 31, 2000 and 2001 audited annual reports of the Company.

Board of Directors
Premier National Bank
October 17, 2002
Page 2

- Consolidated Report of Condition and Income (CALL REPORT) dated December 31, 2000 and 2001, March 31, 2002 and June 30, 2002 filed by the Company.

-    Uniform Bank Performance Report as of June 30, 2002 for the Company.

We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

A limited scope due diligence review of First Security has been performed by PBS, which included an on-site visit by PBS personnel on October 16 and 17, 2002, utilizing various management and financial data for First Security. The review included: First Security's 2001 annual report; August 16, 2002 Proxy Statement; December 31, 2001 Form 10-K filed by First Security with the Securities and Exchange Commission (the "SEC"); March 31, 2002 and June 30, 2002 Form 10-Q filed by First Security with the SEC; September 30, 2002 internal consolidated financial statements prepared by First Security; the financial terms and definitive merger agreement relating to First Security's acquisition of First State Bank, Maynardville, Tennessee which closed on July 20, 2002; the results of First Security's March 19, 2002 non-underwritten private placement of up to $25.0 million newly issued First Security Common Stock; and various other internal reports of First Security.

We have not compiled, reviewed or audited the financial statements of the Company or First Security, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or First Security.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial view point.

                                        Very truly yours,

                                        /s/ Professional Bank Services, Inc.

                                        Professional Bank Services, Inc.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith,
(ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order than an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

     The Bylaws provide that no director shall be personally liable to First Security or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (i) any breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-18-304 of the Tennessee Business Corporation Act, which provides that directors who vote for unlawful distributions of corporate funds will be held personally liable to the corporation for the amount of any such distribution, or (iv) for any act or omission occurring before the effective date of the Articles of Incorporation.

ITEM 21 - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a)  Exhibits. The following exhibits are filed herewith:

Exhibit
Number         Description of Exhibits
------         -----------------------

1 Agreement and Plan of Merger dated November 19, 2002 among First Security Group, Inc., Dalton Whitfield Bank and Premier National Bank of Dalton (included as Appendix A to the Proxy Statement/Prospectus contained herein)

3.1       First Security Articles of Incorporation (1)

3.2       First Security Bylaws (1)

4.1 See Exhibits 3.1 and 3.2 for provisions of First Security's Articles of Incorporation and Bylaws governing the rights of holders of securities of First Security

5.1       Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent*

8.1       Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent*

23.1 Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibits 5.1 and 8.1)

23.2      Consent of Porter Keadle Moore, LLP, dated December 17, 2002*

23.3      Consent of Joseph Decosimo and Company, LLP, dated December 18, 2002*

23.4      Consent of Professional Bank Services, Inc., dated December 13, 2002*

23.5      Consent of Porter Keadle Moore, LLP, dated February 6, 2003

23.6      Consent of Joseph Decosimo and Company, LLP, dated February 6, 2003

24.1      Power of Attorney*

99.1      Form of Proxy of Premier

99.2 Fairness Opinion of Professional Bank Services, Inc. (included as Appendix C to the Proxy Statement/Prospectus contained herein)

___________

(1) Incorporated by reference to the exhibit of the same number contained in the Registrant's Registration Statement on Form S-1 (Regis. No. 333-59338).

          (b) Financial Statement Schedules. Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto incorporated by reference into and accompanying this Proxy Statement/Prospectus.

* Previously filed as an exhibit to the Registration Statement filed on December 20, 2002

ITEM 22 - UNDERTAKINGS.

     (1)     The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective time of the Registration Statement through the date of responding to the request.

     (3) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on February 6, 2003.

                                FIRST SECURITY GROUP, INC.

                                     By: /s/  Rodger B. Holley
                                         -------------------------------------
                                         Rodger B. Holley,
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Rodger B. Holley and William L. Lusk, Jr., and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        SIGNATURE                       TITLE                       DATE
        ---------                       -----                       ----

/s/ Rodger B. Holley       Chairman of the Board,               February 6, 2003
------------------------   President and Chief
    Rodger B. Holley       Executive Officer

/s/ William L. Lusk, Jr.*  Secretary, Chief Financial Officer,  February 6, 2003
------------------------   and Executive Vice President
    William L. Lusk, Jr.


/s/ Larry R. Belk*         Director                             February 6, 2003
------------------------
    Larry R. Belk


/s/ Clayton Causby*        Director                             February 6, 2003
------------------------
    Clayton Causby

        SIGNATURE                       TITLE                       DATE
        ---------                       -----                       ----


/s/ Kenneth C. Dyer, III*   Director                           February 6, 2003
------------------------
    Kenneth C. Dyer, III


/s/ Douglas F. Heuer, III*  Director                           February 6, 2003
-------------------------
    Douglas F. Heuer, III


                            Director                           ___________,
------------------------
    Carol H. Jackson


/s/ Ralph L. Kendall*       Director                           February 6, 2003
------------------------
    Ralph L. Kendall


/s/ D. Ray Marler*          Director                           February 6, 2003
------------------------
    D. Ray Marler


/s/ Lloyd L. Montgomery*    Director                           February 6, 2003
------------------------
    Lloyd L. Montgomery


                            Director                           ___________,
------------------------
    H. Pat Wood

* By /s/ Rodger B. Holley
-----------------------------
Rodger B. Holley

Attorney-in-Fact pursuant to Power of Attorney filed as Exhibit 24.1 of this Registration Statement

                                  EXHIBIT INDEX
                                  -------------

Exhibit
Number                       Description of Exhibits
------                       -----------------------

1 Agreement and Plan of Merger dated November 19, 2002 among First Security Group, Inc., Dalton Whitfield Bank and Premier National Bank of Dalton (included as Appendix A to the Proxy Statement/Prospectus contained herein)

3.1       First Security Articles of Incorporation (1)

3.2       First Security Bylaws (1)

4.1 See Exhibits 3.1 and 3.2 for provisions of First Security's Articles of Incorporation and Bylaws governing the rights of holders of securities of First Security

5.1       Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent*

8.1       Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent*

23.1 Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibits 5.1 and 8.1)

23.2      Consent of Porter Keadle Moore, LLP, dated December 17, 2002*

23.3      Consent of Joseph Decosimo and Company, LLP, dated December 18, 2002*

23.4      Consent of Professional Bank Services, Inc., dated December 13, 2002*

23.5      Consent of Porter Keadle Moore, LLP, dated February 6, 2003

23.6      Consent of Joseph Decosimo and Company, LLP, dated February 6, 2003

24.1      Power of Attorney*

99.1      Form of Proxy of Premier

99.2 Fairness Opinion of Professional Bank Services, Inc. (included as Appendix C to the Proxy Statement/Prospectus contained herein)

___________

(1) Incorporated by reference to the exhibit of the same number contained in the Registrant's Registration Statement on Form S-1 (Regis. No. 333-59338).

* Previously filed as an exhibit to the Registration Statement filed on December 20, 2002